Exhibit 4

SECOND AMENDED AND RESTATED LOAN AGREEMENT

BY AND BETWEEN

U.S. BANK NATIONAL ASSOCIATION

AND

HENNESSY ADVISORS, INC.

October 26, 2012

TABLE OF CONTENTS

SECTION 1. DEFINITIONS		1
1.01	Definitions	1
1.02	Continuance of an Event of Default	13
1.03	Accounting Terms and Determinations	13
1.04	Other Interpretive Provisions	13

SECTION 2. LOAN		13
2.01	Loan Commitment	13
2.02	Note	14
2.03	Interest Rates	14
2.04	Computation of Interest	14
2.05	Fees	14
2.06	Application of Payments	15
2.07	Prepayments	15
2.08	General Provisions as to Payments	15
2.09	Capital Adequacy; Increased Costs	15
2.10	Survival of Indemnities	16
2.11	Taxes	16

SECTION 3. PRECONDITIONS TO LOAN CLOSING		17

SECTION 4. REPRESENTATIONS AND WARRANTIES		18
4.01	Existence and Power	18
4.02	Authorization	18
4.03	Binding Effect	18
4.04	Financial Statements	19
4.05	Litigation	19
4.06	Pension and Welfare Plans	19
4.07	Tax Returns and Payment	19
4.08	Subsidiaries	20
4.09	Compliance With Other Instruments; None Burdensome	20
4.10	Other Debt, Guarantees and Capitalized Leases	20
4.11	Labor Matters	20
4.12	Title to Property	20
4.13	Regulation U	20
4.14	Multi-Employer Pension Amendment Act of 1980	20
4.15	Investment Company Act	21
4.16	Patents, Trademarks, Copyrights, Licenses, Etc	21
4.17	Environmental and Safety and Health Matters	21
4.18	Investments	21
4.19	No Default	21
4.20	Government Contracts	21
4.21	[RESERVED]	21
4.22	Hennessy Advisory Agreements	22
4.23	Disclosure	22

SECTION 5. COVENANTS		22
5.01	Affirmative Covenants of Borrower	22

	(a) Information	22
	(b) Payment of Debt	23
	(c) Books and Records, Consultations and Inspections	24
	(d) Payment of Taxes	24
	(e) Payment of Claims	24
	(f) Existence	24
	(g) Maintenance of Property	25
	(h) Compliance with Laws, Regulations, Etc	25
	(i) Environmental Matters	25
	(j) ERISA Compliance	25
	(k) Notices	25
	(l) Insurance	26
	(m) Further Assurances	27
	(n) Accountant	27
	(o) Financial Covenants	27
	(p) Subsidiaries	27
	(q) Post-Closing Requirements	27
5.02	Negative Covenants of Borrower	27
	(a) Limitation on Indebtedness	27
	(b) Limitation on Liens	28
	(c) Consolidation, Merger, Sale of Property, Etc	28
	(d) [RESERVED]	28
	(e) Sale or Discount of Accounts	28
	(f) Transactions with Affiliates	28
	(g) Changes in Nature of Business	29
	(h) Fiscal Year	29
	(j) Pension Plans	29
	(k) Subordinated Indebtedness	29
	(l) Restricted Investments, Acquisitions	29
	(m) Subsidiaries	29
	(n) Limitations on Restrictive Agreements	29
	(o) Anti-Terrorism Laws	30
5.03	Use of Proceeds	30

SECTION 6. EVENTS OF DEFAULT		30

SECTION 7. GENERAL		32
7.01	No Waiver	32
7.02	Right of Set-Off	32
7.03	Cost and Expenses	33
7.04	Environmental Indemnity	33
7.05	General Indemnity	33
7.06	Authority to Act	34
7.07	Notices	34
7.08	Consent to Jurisdiction; Waiver of Jury Trial	34
7.09	Governing Law	34
7.10	Amendments and Waivers	34
7.11	References; Headings for Convenience	34
7.12	Successors and Assigns	34
7.13	Notice Required by §432.047 R.S. Mo.; Entire Agreement	35
7.14	Severability	35
7.15	Counterparts	35
7.16	Resurrection of Borrower’s Obligations	35
7.17	[RESERVED]	35
7.18	Subsidiary Reference	35

-ii-

7.19	Compliance with Usury Laws	35
7.20	Confidentiality	36
7.21	USA Patriot Act	36
7.22	Waiver of Consequential Damages, etc.	36
7.23	Termination of this Agreement	36

Schedules

4.05	Litigation
4.06	Welfare Plan Liabilities
4.12	Existing Liens
4.16	Patents, Trademarks, Copyrights and Licenses
4.17	Environmental and Health and Safety Matters
4.18	Existing Investments
4.22	Hennessy Advisory Agreements
5.02(a)	Other Debt, Guarantees and Capitalized Leases
5.02(m)	Restrictive Agreements

Exhibits

A	Form of Note
B	Form of Certificate

-iii-

SECOND AMENDED AND RESTATED LOAN AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”) is made and entered into as of October 26, 2012, by and between HENNESSY ADVISORS, INC., a California corporation (“Borrower”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”), and has reference to the following facts and circumstances:

A. Borrower and Lender previously entered into the Loan Agreement dated as of March 15, 2004, as amended and restated by the Amended and Restated Loan Agreement dated as of July 1, 2005, as subsequently amended (the “Original Loan Agreement”).

B. Borrower and Lender desire to further amend and restate the Original Loan Agreement to provide a five (5) year term loan facility which shall refinance the term loan provided under the Original Loan Agreement and provide additional loaned funds to Borrower for the purpose of financing the transactions described in the FBR Acquisition Agreement (defined below) upon, and subject to, the terms, provisions and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby mutually covenant and agree as follows:

SECTION 1.  DEFINITIONS.

1.01 Definitions. In addition to the terms defined elsewhere in this Agreement or in any Exhibit or Schedule hereto, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

Accounts shall mean all trade accounts receivable of Borrower arising out of the bona fide sale of goods and/or performance of services in the ordinary course of Borrower’s business which have been invoiced by Borrower.

Acquisition shall mean any transaction or series of related transactions, consummated on or after the date of this Agreement, by which Borrower or any Subsidiary directly or indirectly (a) acquires all or substantially all of the assets comprising one or more business units of any other Person, whether through purchase of assets, merger or otherwise or (b) acquires at least (i) a majority (in number of votes) of the stock and/or other securities of a corporation having ordinary voting power for the election of directors (other than stock and/or other securities having such power only by reason of the happening of a contingency), (ii) a majority (by percentage of voting power) of the outstanding partnership interests of a partnership, (iii) a majority (by percentage of voting power) of the outstanding membership interests of a limited liability company or (iv) a majority of the ownership interests in any organization or entity other than a corporation, partnership or limited liability company.

Affiliate shall mean any Person (a) which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with Borrower or any Subsidiary, (b) which directly or indirectly through one or more intermediaries beneficially owns or holds or has the power to direct the voting power of Ten Percent (10%) or more of any class of capital stock or other equity interests of Borrower or any Subsidiary or (c) which has Ten Percent (10%) or more of any class of its capital stock or other equity interests beneficially owned or held, directly or indirectly, by Borrower or any Subsidiary; provided, however, that no investment company registered under the Investment Company Act shall be an Affiliate of any Person except if such Person beneficially owns or holds or has the power to direct the voting power of Fifty Percent (50%) or more of any class of capital stock or other equity interests of such investment company; provided further that ownership interests owned or held by any investment company registered under the Investment Company Act shall not be considered when determining whether a Person is an Affiliate of another Person. For purposes of this definition, “control” shall mean the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

Agreement shall have the meaning ascribed thereto in the preamble hereto.

Anti-Terrorism Laws shall mean any Law relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the Laws compromising or implementing the Bank Secrecy Act and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing may from time to time be amended).

Attorneys’ Fees shall mean the reasonable fees (and reasonable costs, charges and expenses related thereto) of the attorneys (and all paralegals, accountants and other staff employed by such attorneys) employed by Lender (excluding attorneys and paralegals who are employees of Lender or any Affiliate of Lender) from time to time (a) in connection with the negotiation, preparation, execution, delivery, amendment, modification, extension, renewal, administration and/or enforcement of this Agreement and/or any other Transaction Document, (b) in connection with the preparation, negotiation or execution of any waiver or consent with respect to this Agreement and/or any other Transaction Document, (c) in connection with any Default or Event of Default under this Agreement, (d) to represent Lender in any litigation, contest, dispute, suit or proceeding, or to commence, defend or intervene in any litigation, contest, dispute, suit or proceeding, or to file any petition, complaint, answer, motion or other pleading or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by Lender, Borrower or any other Person and whether in bankruptcy or otherwise) in any way or respect relating to this Agreement, any other Transaction Document, Borrower, any other Obligor, any Subsidiary, any Collateral and/or any Third Party Collateral, (e) during a Default or Event of Default, to protect, collect, lease, sell, take possession of or liquidate any Collateral or any Third Party Collateral, (f) during a Default or Event of Default, to attempt to enforce any security interest in or other Lien upon any Collateral or any Third Party Collateral or to give any advice with respect to such enforcement and/or (g) during a Default or Event of Default, to enforce any of the rights or remedies of Lender to collect any of Borrower’s Obligations and/or any Guarantee thereof; provided, that such Attorneys’ Fees shall be determined on the basis of rates then generally applicable to the attorneys (and all paralegals, accountants and other staff employed by such attorneys) employed by Lender, which may be higher than the rates such attorneys (and all paralegals, accountants and other staff employed by such attorneys) charge Lender in certain matters.

Blocked Person shall mean any Person (a) that is listed in the annex to, or is otherwise blocked pursuant to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise blocked pursuant to the provisions of, Executive Order No. 13224, (c) with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, (e) that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list or (f) who is affiliated or associated with a Person listed above.

Borrower shall have the meaning ascribed thereto in the preamble hereto.

Borrower’s Obligations shall mean any and all present and future indebtedness (principal, interest, fees, collection costs and expenses, and other amounts), liabilities and obligations (including, without limitation, guaranty obligations, letter of credit reimbursement obligations, indemnity obligations and obligations under a Swap Contract and/or a Treasury Management Agreement between Borrower and Lender) of Borrower to Lender evidenced by or arising under or in respect of this Agreement, the Note, any other Transaction Document and/or any other agreement, document or instrument heretofore, now or hereafter executed and delivered by Borrower to Lender in connection with this Agreement, the Note or any other Transaction Document, in each case whether now existing or hereafter arising, absolute or contingent, joint and/or several, secured or unsecured, direct or indirect, expressed or implied in law, contractual or tortious, liquidated or unliquidated, at law or in equity, or otherwise, and whether created directly or acquired by Lender by assignment or otherwise, and to the extent provided herein, any and all costs of collection and/or Attorneys’ Fees from time to time incurred in connection therewith.

Business Day shall mean any day except a Saturday, Sunday or legal holiday observed by Lender.

Capital Expenditure shall mean any expenditure to purchase or otherwise acquire a fixed asset (other than a Capitalized Lease Obligation) which, in accordance with GAAP, is required to be capitalized on the balance sheet of the Person making the same.

Capital Transaction shall mean any issuance by Borrower or any Subsidiary of (a) shares of its capital stock, membership interests, or other ownership interests, (b) any shares of its capital stock, membership interests, or other ownership interests, pursuant to the exercise of options or warrants, (excluding shares of capital stock issued pursuant to Borrower’s existing stock option plans that allow option grants to any employees, officers, managers, and/or directors of Borrower or any of its Subsidiaries or Affiliates, provided that any such stock option plans may not be amended without consent of Lender if such amendment would have a Material Adverse Effect), or (c) any shares of its capital stock, membership interests, or other ownership interests pursuant the conversion of any debt securities to equity.

Capitalized Lease shall mean any lease of Property, whether real and/or personal, by a Person as lessee which in accordance with GAAP is required to be capitalized on the balance sheet of such Person.

Capitalized Lease Obligations of any Person shall mean, as of the date of any determination thereof, the amount at which the aggregate rental obligations due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a balance sheet of such Person in accordance with GAAP.

CERCLA shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and as the same may from time to time be further amended.

Change of Control Event shall mean each and every issue, sale, transfer or other disposition, directly or indirectly, of shares of capital stock of Borrower which, after giving effect thereto, results in either: (a) Neil J. Hennessy, his spouse, lineal descendants, spouses of his lineal descendants, his estate, or any trust established primarily for his benefit and/or charitable purposes, legally or beneficially owning or controlling in the aggregate less than Twenty Five Percent (25%) (by number of votes) of the Voting Stock of Borrower; or (b) the Principal Shareholders legally or beneficially owning or controlling in the aggregate less than Thirty Percent (30%) (by number of votes) of the Voting Stock of Borrower, in each case excluding the effects of dilution due to the exercise of stock options issued under stock option plans allowed by this Agreement.

Code shall mean the Internal Revenue Code of 1986, 26 U.S.C. §1, et seq., as amended, and any successor statute of similar import, together with the regulations and rules promulgated thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.

Collateral shall mean any Property of Borrower which now or at any time hereafter secures the payment or performance of any of Borrower’s Obligations, excluding the Hennessy Advisory Agreements, but including any payments due thereunder and any proceeds thereof.

Consolidated Debt shall mean, as of the date of any determination thereof, all Debt of Borrower and its Subsidiaries as of such date, determined on a consolidated basis and in accordance with GAAP.

Consolidated Debt to Consolidated EBITDA Ratio shall mean, as of the last day of any fiscal quarter of Borrower, the ratio of (a) Consolidated Debt as of such day (excluding (i) Borrower’s Obligations arising under any Treasury Management Agreements and (ii) contingent obligations in respect of Swap Contracts) to (b) Consolidated EBITDA for the two (2) consecutive fiscal quarter period of Borrower ending on such day multiplied by two (2).

Consolidated EBITDA shall mean, for the period in question, the sum of (a) Consolidated Net Income during such period plus (b) to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense during such period, plus (ii) all provisions for any federal, state, local and/or foreign income taxes made by Borrower and its Subsidiaries during such period (whether paid or deferred), plus (iii) all depreciation and amortization expenses of Borrower and its Subsidiaries during such period, plus (iv) any extraordinary losses during such period, plus (v) any losses from the sale or other disposition of Property other than in the ordinary course of business during such period, plus (vi) all non-cash expenses, charges or losses, plus (vii) fees and expenses incurred during such period in connection with the credit facility evidenced by this Agreement or in connection with an Acquisition permitted hereunder in an amount not to exceed $500,000 during the period commencing on the effective date of this Agreement and ending on December 31, 2013, plus (viii) cash non-recurring expenses, costs, charges and losses (including those resulting from restructurings, divestitures, severances, discontinued operations and issuance or incurrence of debt) not to exceed $500,000 during the period commencing on the effective date of this Agreement and ending on December 31, 2013, minus (c) to the extent added in determining such Consolidated Net Income, the sum of (i) any extraordinary non-cash gains during such period plus (ii) any non-cash gains from the sale or other disposition of Property other than in the ordinary course of business during such period, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Fixed Charge Coverage Ratio shall mean, for the period in question, the ratio of: (a) Consolidated EBITDA during such period minus the sum of Borrower’s and its Subsidiaries’ (i) Capital Expenditures, (ii) income taxes paid or payable, and (iii) cash Distributions,; to (b) Consolidated Fixed Charges during such period, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Fixed Charges shall mean, for the period in question, the sum, without duplication, of (a) the aggregate amount of all scheduled principal payments required to be made by Borrower and its Subsidiaries on all Debt during such period (including the principal portion of payments in respect of Capitalized Leases), plus (b) Consolidated Interest Expense during such period, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Interest Expense shall mean, for the period in question, without duplication, all gross interest expense of Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and/or related amortization and other fees and charges owed by Borrower and its Subsidiaries with respect to letters of credit, the net costs associated with interest swap obligations of Borrower and its Subsidiaries, capitalized interest expense, the interest portion of Capitalized Lease Obligations and the interest portion of any deferred payment obligation) during such period, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Net Income shall mean the net income (or loss) of Borrower and its Subsidiaries for the period in question, determined on a consolidated basis and in accordance with GAAP.

Credit Support shall mean (a) cash collateral deposited into a deposit account located at Lender, or (b) a standby letter of credit issued by a financial institution reasonably acceptable to Lender, both in such amounts as reasonably required by Lender.

Debt of any Person shall mean, as of the date of determination thereof, the sum, without duplication, of (a) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the purchase or other acquisition of Property (other than unsecured trade accounts payable and accrued expenses incurred in the ordinary course of business), plus (b) all Capitalized Lease Obligations of such Person, plus (c) all reimbursement or payment obligations of such Person with respect to letters of credit and/or surety bonds (other than trade letters of credit), plus (d) all Guarantees by such Person of Debt of others. “Debt” shall not include any obligations in respect of customer advances received and held in the ordinary course of business or any obligation owed to Borrower or any of its Subsidiaries.

Default shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

Distribution in respect of any corporation or other entity shall mean: (a) dividends or other distributions (other than stock dividends and stock splits) on or in respect of any of the capital stock or other equity interests of such corporation or other entity; and (b) the redemption, repurchase or other acquisition of any capital stock or other equity interests of such corporation or other entity or of any warrants, rights or other options to purchase any such capital stock or other equity interests (excluding the redemption, repurchase or other acquisition of any capital stock in connection with the exercise of stock options issued to any employee, officer, manager, or director of Borrower or any of its Subsidiaries or Affiliates pursuant to any existing stock option plan that allows option grants to any employees; provided, that, any existing stock option plans relating to said stock options are not amended without Lender’s consent if such amendment would have a Material Adverse Effect).

Environmental Claim shall mean any written administrative, regulatory or judicial action, judgment, order, consent decree, suit, demand, demand letter, claim, Lien, notice of noncompliance or violation, investigation or other proceeding arising (a) pursuant to any Environmental Law or governmental or regulatory approval issued under any such Environmental Law, (b) from the presence, use, generation, storage, treatment, Release, threatened Release, disposal, remediation or other existence of any Hazardous Substance, (c) from any removal, remedial, corrective or other response action pursuant to an Environmental Law or the order of any governmental or regulatory authority or agency, (d) from any third party seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other relief in connection with a Hazardous Substance or arising from alleged injury or threat of injury to health, safety, natural resources or the environment or (e) from any Lien against any Property owned, leased or operated by Borrower or any Subsidiary in favor of any governmental or regulatory authority or agency in connection with a Release, threatened Release or disposal of a Hazardous Substance.

Environmental Law shall mean any Federal, state, local, foreign or other statute, Law, order, consent decree, judgment, permit, license, code, covenant, deed restriction, common law, treaty, convention, ordinance or other requirement relating to public health, safety or the environment, including, without limitation, those relating to Releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, Hazardous Substances or crude oil, or any fraction thereof, to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any rule, regulation, order, notice or demand issued pursuant to such law, statute or ordinance, in each case applicable to any of the Property owned, leased or operated by Borrower or any Subsidiary or the operation, construction or modification of any such Property, including, without limitation, the following: CERCLA, RCRA, the Hazardous Materials Transportation Act, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Safe Drinking Water Control Act, the Clean Air Act of 1966, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1970, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990 and any similar or implementing state or local law, and any state or local statute and any further amendments to these laws providing for financial responsibility for cleanup or other actions with respect to the Release or threatened Release of Hazardous Substances or crude oil, or any fraction thereof and all rules, regulations, guidance documents and publication promulgated thereunder.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

ERISA Affiliate shall mean any corporation, trade or business that is, along with Borrower or any Subsidiary, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

Event of Default shall have the meaning ascribed thereto in Section 6.

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as from time to time amended.

FBR shall mean The FBR Funds, a Delaware statutory trust.

FBR Acquisition Agreement shall mean, the Asset Purchase Agreement dated June 6, 2012, executed by Borrower, as Buyer, and FBR Fund Advisors, Inc., as Seller, and all amendments thereto.

FBR Acquisition Purchase Price shall mean the aggregate “Initial Purchase Price” as defined in the FBR Acquisition Agreement.

FCCR Numerator shall have the meaning ascribed thereto in Section 5.01(o)(i).

GAAP shall mean, subject to Section 1.03, generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

Governmental Authority shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Guarantee by any Person shall mean (without duplication0 any obligation (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), contingent or otherwise, of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, liability, dividend or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any Property constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guarantee in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the then outstanding principal amount of such Indebtedness for borrowed money which has been guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited, and a Guarantee in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited. Guarantee when used as a verb shall have a correlative meaning.

Hazardous Substance shall mean any hazardous or toxic material, substance or waste, pollutant or contaminant which is regulated under any Environmental Law or any other Law of any Federal, state, local, foreign or other body, instrumentality, agency, authority or official having jurisdiction over any of the Property owned, leased or operated by Borrower or any Subsidiary or its use, including, without limitation, any material, substance or waste which is: (a) defined as a hazardous substance under Section 311 of the Federal Water Pollution Control Act (33 U.S.C. §§1317), as amended; (b) regulated as a hazardous waste under RCRA, as amended; (c) defined as a hazardous substance under Section 101 of CERCLA, as amended; or (d) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes.

Hennessy Advisory Agreements shall have the meaning ascribed thereto in Section 4.22.

Hennessy Funds shall mean those investment companies registered under the Investment Company Act for which Borrower serves as investment advisor.

Highest Lawful Rate shall have the meaning ascribed thereto in Section 7.19.

Indebtedness shall mean, with respect to any Person, without duplication, all indebtedness, liabilities and obligations of such Person which in accordance with GAAP are required to be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (a) obligations of such Person for borrowed money or which have been incurred in connection with the purchase or other acquisition of Property (other than unsecured trade accounts payable and accrued expenses incurred in the ordinary course of business), (b) obligations secured by any Lien on, or payable out of the proceeds of or production from, any Property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations, (c) indebtedness, liabilities and obligations of third parties, including joint ventures and partnerships of which such Person is a venturer or general partner, recourse to which may be had against such Person, (d) obligations created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (other than an operating lease), notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of such Property, (e) Capitalized Lease Obligations of such Person, (f) all reimbursement or payment obligations of such Person with respect to letters of credit and/or surety bonds (other than trade letters of credit) and (g) any Guarantees of such Person of indebtedness, liabilities and obligations of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above. For purposes of this definition, the amount of any Indebtedness described in clause (b) above shall be the lower of the amount of the obligation and the fair market value of the Property of such Person securing such obligation. “Indebtedness” shall not include any obligations in respect of customer advances received and held in the ordinary course of business or any obligation owed to Borrower or any of its Subsidiaries.

Indemnified Liabilities shall have the meaning ascribed thereto in Section 7.05.

Indemnitees shall have the meaning ascribed thereto in Section 7.05.

Investment shall mean any investment (including, without limitation, any loan or advance) by Borrower or any Subsidiary in or to any Person, whether payment therefor is made in cash or capital stock or other equity interests of Borrower or any Subsidiary, and whether such investment is by acquisition of stock or other equity interests or Indebtedness, or by loan, advance, transfer of Property out of the ordinary course of business, capital contribution, equity or profit sharing interest, extension of credit on terms other than those normal in the ordinary course of business or otherwise.

Investment Advisers Act shall mean the Investment Advisers Act of 1940, 15 U.S.C. §80b-1, et seq., as amended, and all rules and regulations and rules promulgated thereunder.

Investment Company Act shall mean the Investment Company Act of 1940, 15 U.S.C. §80a-1, et seq., as amended, and all rules and regulations and rules promulgated thereunder.

Judicial Reference Agreement shall mean the California Judicial Reference Agreement dated as of the date hereof, executed by Lender and Borrower, as the same may from time to time be amended, modified, extended, renewed or restated.

Laws shall mean, collectively, all international, foreign, federal, state, local and other statutes, treaties, rules, regulations, guidelines, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

Lender shall have the meaning ascribed thereto in the preamble hereto.

Lien shall mean any interest in any Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract, including, without limitation, any security interest, mortgage, deed of trust, pledge, hypothecation, judgment lien or other lien or encumbrance of any kind or nature whatsoever, any conditional sale or trust receipt, any Capitalized Lease, but not including the interest of a lessor under an operating lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, Capitalized Leases and other title exceptions and encumbrances affecting Property.

Loan shall have the meaning ascribed thereto in Section 2.01.

Master Agreement shall have the meaning ascribed thereto in the definition of “”Swap Contract.”

Material Adverse Effect shall mean (a) a material adverse effect on the Properties, assets, liabilities, business, results of operations or financial condition (financial or otherwise) of Borrower and all other Obligors and Subsidiaries, taken as a whole, (b) material impairment of the ability of Borrower and/or any other Obligor to perform any of its obligations under this Agreement, the Note and/or any other Transaction Document or (c) material impairment of the enforceability of the rights of, or benefits available to, Lender under this Agreement, the Note and/or any other Transaction Document.

MEPPAA shall have the meaning ascribed thereto in Section 4.14.

Moody’s shall mean Moody’s Investors Service, Inc.

Multi-Employer Plan shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is maintained for employees of Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate has contributed in the past or currently contributes.

Note shall have the meaning ascribed thereto in Section 2.02(a).

Obligor shall mean Borrower and each other Person who is or shall at any time hereafter become primarily or secondarily liable on any of Borrower’s Obligations or who grants Lender a Lien upon any of the Property of such Person as security for any of Borrower’s Obligations and/or any Guarantee thereof.

Occupational Safety and Health Laws shall mean the Occupational Safety and Health Act of 1970, as amended, and any other Laws regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety, as now or at any time hereafter in effect.

Operating Lease shall mean any lease of Property, whether real and/or personal, by a Person as lessee which is not a Capitalized Lease.

Operating Lease Expenses shall mean with respect to any Person, for the period in question, the aggregate amount of rental and other expenses incurred by such Person in respect of Operating Leases during such period, all determined in accordance with GAAP.

Original Loan Agreement shall have the meaning ascribed thereto in recital A on page 1 of this Agreement.

Other Taxes shall have the meaning ascribed thereto in Section 2.11.

Patent, Trademark and License Security Agreement shall mean the Amended and Restated Patent, Trademark and License Security Agreement dated as of the date hereof, and executed by Borrower in favor of Lender, as the same may from time to time be amended, modified, extended, renewed or restated.

PBGC shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Pension Plan shall mean a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is established or maintained by Borrower or any ERISA Affiliate, other than a Multi-Employer Plan.

Permitted Liens shall mean any of the following:

(a) Liens in favor of Lender;

(b) Liens on Property of a Subsidiary to secure obligations of such Subsidiary to Borrower;

(c) Liens for property taxes and assessments or governmental charges or levies which are not delinquent for more than 90 days or which remain payable without penalty, or if and to the extent that payment thereof is not otherwise required by Section 5.01(c);

(d) Liens securing claims or demands of repairmen, mechanics and materialmen or other similar Liens which are not delinquent for more than 90 days or which remain payable without penalty, or if and to the extent that payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided;

(e) Liens (other than any Liens imposed by ERISA) incidental to the conduct of business or the ownership of Properties (including Liens in connection with worker’s compensation, unemployment insurance, social security and other like Laws, carriers’, warehousemen’s and attorneys’ liens and statutory landlords’ liens or other similar Liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money or the purchase or other acquisition of Property; provided in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been set aside;

(f) survey exceptions, easements, licenses, covenants, reservations, rights of others for rights-of-way, utilities and other similar purposes and/or zoning or other restrictions as to the use of real properties, which are necessary or desirable for the conduct of the activities of Borrower and its Subsidiaries or which customarily exist on properties of Persons engaged in similar activities and similarly situated and which do not in any event materially impair the use of such real properties in the operation of the business of Borrower and its Subsidiaries;

(g) Liens existing as of the date of this Agreement and listed on Schedule 4.12 attached hereto (and any extensions, renewals and replacements thereof to the extent the outstanding principal amount thereof is not increased) (without giving effect to any changes to Schedule 4.12 made after the date of this Agreement);

(h) purchase money Liens granted to a Person financing a Capital Expenditure permitted by this Agreement (and extensions, renewals and replacements thereof to the extent they do not increase the outstanding principal amount of the Debt secured thereby), so long as (i) the Lien granted is limited to the specific fixed assets acquired and the proceeds thereof, (ii) the aggregate principal amount of Debt secured by the Lien is not more than the acquisition cost of the specific fixed assets on which the Lien is granted and (iii) the transaction does not violate any other provision of this Agreement;

(i) Capitalized Leases permitted by this Agreement and Operating Leases;

(j) Liens consisting of judgment, judicial or other Liens, provided that enforcement of such Liens is effectively stayed and the obligations secured by such Liens do not exceed 500,000 in the aggregate;

(k) Liens arising by virtue of statutory or common law provisions related to bankers’ liens, rights of setoff or similar rights and remedies to deposit accounts other than funds maintained with a depository institution;

(l) Liens existing on any Property prior to the acquisition thereof by Borrower or existing on any Property of any Person that becomes an Obligor after the date hereof prior to the time such Person becomes an Obligor (and extensions, renewals and replacements thereof to the extent they do not increase the outstanding principal amount of the Debt secured thereby), provided that such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming an Obligor;

(m) Liens securing reimbursement obligations incurred in the ordinary course of business for letters of credit or bankers’ acceptances, which Liens encumber only goods, or documents of title covering goods, which are purchased in transactions for which such letters of credit or bankers’ acceptances are issued;

(n) leases, subleases, licenses or sublicenses (including, in the case of licenses and sublicenses, of intellectual property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Borrower and do not secure Debt; and

(o) Other Liens securing Indebtedness or other obligations in an aggregate outstanding amount from time to time not exceeding $100,000.

Person shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

Prime Rate shall mean the interest rate publicly announced or published from time to time by Lender as its “prime rate” (which rate shall fluctuate as and when said prime rate shall change). Borrower acknowledges that such “prime rate” is a reference rate and does not necessarily represent the lowest or best rate offered by Lender to its customers.

Principal Shareholders shall mean and include (a) Neil J. Hennessy, Teresa M. Nilsen, Daniel B. Steadman, Brian A. Hennessy, Rodger Offenbach, Daniel G. Libarle, Thomas L. Seavey, and Henry Hansel, and any other officers or directors of Borrower who may now, or in the future, own Voting Stock of Borrower (b) the spouses, lineal descendants and spouses of the lineal descendants of the Persons listed in clause (a) above, (c) the estates of the Persons listed in clauses (a) or (b) above who is an individual and (d) trusts established primarily for the benefit of one or more of the Persons listed in clauses (a) or (b) above and/or charitable purposes.

Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible. Properties shall mean the plural of Property. For purposes of this Agreement, Borrower and each Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

RCRA shall mean the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

Release shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks and/or other receptacles containing (or containing traces of) any Hazardous Substance.

Reportable Event shall have the meaning given to such term in ERISA.

Regulatory Change shall mean the adoption of any applicable Law, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such Governmental Authority; provided, that for purposes of this Agreement, (i) all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Regulatory Change regardless of the date enacted, adopted, issued, promulgated or implemented, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Regulatory Change regardless of the date enacted, adopted, issued, promulgated or implemented.

Restricted Investment shall mean any Investment, or any expenditure or any incurrence of any liability to make any expenditure for an Investment, other than:

(a) loans and/or advances by any Subsidiary to Borrower, the payment of which is subordinated in writing to the payment of Borrower’s Obligations in form and substance satisfactory to Lender;

(b) direct obligations of the United States of America or any instrumentality or agency thereof, the payment of which is unconditionally guaranteed by the United States of America or any instrumentality or agency thereof (all of which Investments must mature within twelve (12) months from the time of acquisition thereof);

(c) Investments in readily marketable commercial paper which, at the time of acquisition thereof by Borrower or any Subsidiary, is rated A-1 or better by S&P and P-1 or better by Moody’s and which matures within 270 days from the date of acquisition thereof, provided that the issuer of such commercial paper shall, at the time of acquisition of such commercial paper, have a senior long-term debt rating of at least A by S&P and Moody’s;

(d) negotiable certificates of deposit or negotiable bankers acceptances issued by Lender or any other bank or trust company organized under the Laws of the United States of America or any state thereof, which bank or trust company (other than Lender to which such restrictions shall not apply) is a member of both the Federal Deposit Insurance Corporation and the Federal Reserve System and has a Thomson BankWatch Global Issuer Rating of “B” or better (all of which Investments must mature within twelve (12) months from the time of acquisition thereof);

(e) repurchase agreements, which shall be collateralized for at least 102% of face value, issued by Lender or any other bank or trust company organized under the Laws of the United States or any state thereof, which bank or trust company (other than Lender to which such restrictions shall not apply) is a member of both the Federal Deposit Insurance Corporation and the Federal Reserve System and has a Thomson BankWatch Global Issuer Rating of “B” or better (all of which Investments must mature within twelve (12) months from the time of acquisition thereof);

(f) Investments existing as of the date of this Agreement and listed on Schedule 4.18 attached hereto (without giving effect to any changes to Schedule 4.18 made after the date of this Agreement), and any future retained earnings in respect thereof;

(g) Investments incurred in connection with Acquisitions permitted by this Agreement;

(h) Investments in one or more Subsidiaries permitted by this Agreement;

(i) cash, cash equivalents and short-term marketable securities;

(j) extensions of credit in the nature of accounts receivable or notes receivable in the ordinary course of business

(k) reasonable advances made for costs and expenses in the ordinary course of business in the aggregate amount not to exceed at anytime $100,000;

(l) shares of any Hennessy Fund;

(m) loans or advances in the usual and ordinary course of business to directors, officers and/or employees of Borrower or a Subsidiary for business, travel, relocation and entertainment expenses in the aggregate principal amount of up to $25,000 at any one time outstanding;

(n) Investments in investment grade (S&P BBB- or better / Moody’s BAA3 or better) marketable securities and in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(o) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(p) Investments constituting deposits made in connection with the purchase of goods or services or to secure the performance of statutory obligations constituting liens permitted hereunder, in each case in the ordinary course of business in an aggregate amount for such deposits not to exceed $100,000 at any one time;

(q) Investments resulting from entering into Treasury Management Agreements;

(r) Investments in one or more securities accounts not to exceed a fair market value of $1,500,000 at any time, including, without limitation, Investments in UBS Financial Services, Inc. account number FG17626 (the “UBS Account”); and

(s) Investments constituting guarantees permitted under Section 5.02(a).

S&P shall mean Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc.

SEC shall mean the United States Securities and Exchange Commission.

Security Agreement shall mean the Amended and Restated Security Agreement dated as of the date hereof and executed by Borrower in favor of Lender, as the same may from time to time be amended, modified, extended, renewed or restated.

Subordinated Indebtedness shall mean, as of the date of any determination thereof, the aggregate principal amount of all Indebtedness of Borrower outstanding as of such date which is subordinated in writing (either by its terms or pursuant to a subordination agreement) to the payment and priority of all of Borrower’s Obligations in form and substance satisfactory to Lender.

Subsidiary shall mean any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than Fifty Percent (50%) of the issued and outstanding capital stock or other equity interests entitled to vote for the election of directors, managers or other persons performing similar functions (other than by reason of default in the payment of dividends or other distributions) is at the time owned directly or indirectly by Borrower or any Subsidiary provided, however, that no investment company registered under the Investment Company Act shall be a Subsidiary of any Person except if such Person beneficially owns or holds or has the power to direct the voting power of more than Fifty Percent (50%) or more of any class of capital stock or other equity interests of such investment company; provided further that ownership interests owned or held by any investment company registered under the Investment Company Act shall not be considered when determining whether a Person is a Subsidiary of another Person.

Swap Contract shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided, that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower or any Subsidiary shall be a Swap Contract.

Taxes shall have the meaning ascribed thereto in Section 2.21.

Third Party Collateral shall mean any Property of any Obligor other than Borrower which now or at any time hereafter secure the payment or performance of any of Borrower’s Obligations and/or any Guarantee thereof.

Transaction Documents shall mean this Agreement, the Judicial Reference Agreement, the Note, the Security Agreement, the Patent, Trademark and License Security Agreement, and any and all other agreements, documents and instruments heretofore, now or hereafter delivered to Lender with respect to or in connection with or pursuant to this Agreement, any Loans made hereunder, any of Borrower’s Obligations and/or any Guarantee of any of Borrower’s Obligations, and executed by or on behalf of Borrower and/or any other Obligor, including, without limitation, any agreement, document or instrument heretofore, now or hereafter executed by Borrower with or in favor of Lender providing for any interest rate swap, interest rate cap or other interest rate hedge, all as the same may from time to time be amended, modified, extended, renewed or restated.

Treasury Management Agreement shall mean any agreement, document or instrument governing the provision of depository, treasury and/or cash management services, including, without limitation, deposit accounts, overdraft protection, credit, debit and purchase cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

USA PATRIOT Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as from time to time amended.

Voting Stock shall mean, with respect to any corporation or other entity, any shares of stock or other equity interests of such corporation or other entity whose holders are entitled under ordinary circumstances to vote for the election of directors (or Persons performing similar functions) of such corporation or other entity (irrespective of whether at the time stock or other equity interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

Welfare Plan shall mean a “welfare plan” as such term is defined in Section 3(1) of ERISA, which is established or maintained by Borrower or any ERISA Affiliate, other than a Multi-Employer Plan.

1.02 Continuance of an Event of Default. For purposes of this Agreement and the other Transaction Documents, an Event of Default shall deemed to be continuing until it is either cured by Borrower, or waived in writing by Lender as required by Section 7.10 of this Agreement.

1.03 Accounting Terms and Determinations. Except as otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made and all financial statements required to be delivered under this Agreement shall be prepared in accordance with GAAP as in effect from time to time. Notwithstanding the foregoing, all terms of an accounting or financial nature used herein shall be construed, and all computations and all computations of amounts and ratios referred to herein shall be made without giving effect to any change to, or modification of, GAAP which would require the capitalization of leases characterized as “operating leases” as of the date of this Agreement (it being understood that financial statements shall be prepared without giving effect to this sentence).

1.04 Other Interpretive Provisions

(a) (i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii) The term “including” is not limiting and means “including without limitation.”

(iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(b) Unless otherwise expressly provided herein or in the applicable Transaction Document, references herein and in any other Transaction Document (i) to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Transaction Document, (ii) to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation and (iii) to any Person shall include such Person’s successors and assigns (subject to limitations on assignment set forth in the Transaction Documents).

(c) If any change in GAAP occurs after the date of this Agreement and such change results in a material variation in the method of calculation of financial covenants or other terms of this Agreement or in what Subsidiaries are consolidated for financial reporting purposes, then Borrower and Lender agree to amend such provisions of this Agreement so as to equitably reflect such change so that the criteria for evaluating Borrower’s financial condition will be the same after such change as if such change had not occurred, and, until such amendment becomes effective, such determinations shall be made without giving effect to such change in GAAP.

SECTION 2.  LOAN .

2.01 Loan Commitment. Lender has made a term loan to Borrower on the date of this Agreement and subject to the terms and conditions set forth in this Agreement on which there is an outstanding principal balance of $1,875,000.00 as of October 26, 2012. Borrower has requested that Lender advance to Borrower an additional principal amount of $16,525,000.00 on October 26, 2012 subject to the terms and conditions set forth in this Agreement and so long as no Default or Event of Default has occurred and is continuing, which additional amount Lender agrees to advance on the terms and conditions set forth in this Agreement, to make the outstanding principal balance of the term loan to Borrower as of October 26, 2012 an aggregate principal amount of $18,400,000.00 (the “Loan”). The Loan shall mature on October 26, 2017 (on which date all unpaid principal and all accrued and unpaid interest shall become due and payable). The principal balance of the Loan shall be due and payable in sixty (60) consecutive monthly installments as follows: (a) fifty-nine (59) equal consecutive monthly installments, each in the amount of $153,333.33, due and payable on the first day of each month, commencing on December 1, 2012; and (b) the sixtieth (60th) and final installment in the amount of the then outstanding and unpaid principal balance on October 26, 2017.

2.02 Note.

(a) The Loan shall be evidenced by the Second Amended and Restated Term Loan Promissory Note of Borrower, payable to the order of Lender, in the original principal amount of the Loan, which Second Amended and Restated Term Loan Promissory Note shall be in substantially the form of Exhibit A attached hereto and incorporated herein by reference (with appropriate insertions) (as the same may from time to time be amended, modified, extended, renewed or restated, the “Note”).

(b) Lender shall record in its books and records the date and amount of the Loan and the date and amount of each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay the Loan shall be absolute and unconditional, notwithstanding any failure of Lender to make any such recordation or any mistake by Lender in connection with any such recordation. The books and records of Lender showing the account between Lender and Borrower shall be conclusive in the absence of demonstrable error.

2.03 Interest Rates.

(a) So long as no Event of Default has occurred and is continuing, the Loan shall bear interest on the outstanding principal amount thereof for each day until paid at an annual rate equal to 75/100 Percent (0.75%) above the Prime Rate. So long as any Event of Default has occurred and is continuing, the Loan shall bear interest on the outstanding principal amount thereof for each day until paid at an annual rate equal to One Percent (1%) over and above the Prime Rate. Interest on the principal balance of the Loan shall be payable monthly in arrears on the first day of each month, and at the maturity of the Note (whether by reason of acceleration or otherwise). From and after the maturity of the Note, whether by reason of acceleration or otherwise, the Loan shall bear interest, payable on demand, for each day until paid at an annual rate equal to One Percent (1%) over and above the Prime Rate.

(b) Lender shall determine the interest rate(s) applicable to the Loan under this Agreement and its determination thereof shall be conclusive in the absence of demonstrable error.

2.04 Computation of Interest. Interest on the principal balance of the Loan shall be computed on the basis of a year of 365 or 366 days, as the case may be, and paid for the actual number of days elapsed (including the first day but excluding the last day).

2.05 Fees.

(a) Contemporaneously with Lender making the Loan pursuant to this Agreement, Borrower shall pay Lender a nonrefundable upfront fee in an amount equal to [$184,400.00].

(b) If Borrower fails to make any payment of any principal of or interest on the Loan within ten (10) days after the date the same shall become due and payable, whether by reason of maturity, acceleration or otherwise, in addition to all of the other rights and remedies of Lender under this Agreement and at law or in equity, Borrower shall pay Lender on demand with respect to each such late payment a late fee in an amount equal to Two Percent (2%) of the amount of each such late payment.

2.06 Application of Payments. Solely for the purpose of calculating interest earned by Lender, payment by or for the account of Borrower shall be applied by Lender on account of Borrower’s Obligations on the same Business Day after a deposit of funds is made in the amount of that payment in Lender’s operating account at U.S. Bank National Association or to such other operating account at such other financial institution as Lender shall designate in writing in accordance with Section 7.07; provided, however, that deposits received after 12:00 noon. (St. Louis time) shall be deemed to have been received or deposited on the following Business Day.

2.07 Prepayments.

(a) Borrower may, upon notice to Lender specifying that it is paying the Loan, pay without penalty or premium the Loan in whole at any time or in part from time to time, provided that each such prepayment must be in an aggregate amount of at least $100,000 or any larger multiple of $50,000.

(b) In addition to the regularly scheduled principal payments of the Loan under Section 2.01, and any voluntary prepayments made by Borrower under Section 2.07(a), Borrower hereby covenants and agrees to pay to Lender: (i) within ten (10) days after receipt thereof, all of the net cash proceeds received by Borrower or any Subsidiary from any Capital Transaction; (ii) within ten (10) days after receipt thereof, all of the net cash proceeds received by Borrower or any Subsidiary from the issuance of any Subordinated Indebtedness subsequent to the date of this Agreement, excluding all proceeds of Indebtedness between Borrower and a Subsidiary or between two Subsidiaries; and (iii) within sixty (60) days after receipt thereof, all of the net cash proceeds received by Borrower or any Subsidiary from the sale or other disposition of any Property (other than proceeds used or committed to be used to acquire replacement Property), to the extent the aggregate amount of such proceeds received by Borrower and Subsidiaries on a combined basis during any fiscal year exceeds the sum of $1,000,000 (excluding the proceeds of the sale of any Hennessy Advisory Agreements, all of which shall be delivered to Lender).

(c) All prepayments made pursuant to this Section 2.07 shall be applied to the remaining installments of principal of the Loan in the inverse order of their stated maturities until the Loan is paid in full.

2.08 General Provisions as to Payments. Borrower shall make each payment of principal of, and interest on, the Loan and of fees and all other amounts payable by Borrower under this Agreement, not later than 12:00 noon (St. Louis time) on the date when due and payable, in federal or other funds immediately available to Lender at its address referred to in Section 7.07. All payments received by Lender after 12:00 noon (St. Louis time) shall be deemed to have been received by Lender on the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon, at the then applicable rate, shall be payable for such extended time.

2.09 Capital Adequacy; Increased Costs.

(a) If, after the date of this Agreement, Lender shall have determined in good faith that the adoption of any Regulatory Change regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or will have the effect of reducing the rate of return on Lender’s capital in respect of its obligations under this Agreement to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy), then from time to time to the extent not already reflected in the Prime Rate, Borrower shall pay to Lender after demand such additional amount or amounts as will compensate Lender for such reduction.

(b) If there shall occur any Regulatory Change, which shall have the effect of imposing on Lender (or Lender’s holding company) any increase or expansion of or any new tax (excluding taxes on its overall income and franchise taxes), charge, fee, assessment or deduction of any kind whatsoever, or reserve, special deposits or similar requirements against credit extended by, assets of, or deposits with or for the account of Lender or other conditions affecting the extensions of credit under this Agreement, then Borrower shall pay to Lender such additional amount as Lender deems necessary to compensate Lender for any increased cost to Lender attributable to the extension(s) of credit under this Agreement and/or for any reduction in the rate of return on Lender’s capital and/or Lender’s revenue attributable to such extension(s) of credit.

(c) Within 30 days after Borrower’s receipt of the certificate referred to in the next sentence, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such reduced rate of return or increased cost; provided that, that in determining such amount or amounts, Lender may use any reasonable averaging and attribution methods. If Lender becomes entitled to claim any additional amounts pursuant to this Sections 2.09, it shall submit to Borrower a certificate certifying (a) that one of the events described in this Section 2.09 has occurred and describing in reasonable detail the nature of such event, (b) as to the reduced rate of return or increased cost resulting from such event, (c) as to the good faith basis therefor, and (d) as to the additional amount demanded by Lender, in reasonable detail the calculations used by Lender to arrive at the amount or amounts claimed to be due. Each determination by Lender of amounts owing under this Section 2.09 shall be rebuttably presumptive evidence of the matters set forth therein. No demand for payment under this Section 2.09 shall be made unless Lender shall make comparable demands of other similarly situated borrowers.

2.10 Survival of Indemnities. All indemnities and all provisions relating to reimbursement to Lender of amounts sufficient to protect the yield to Lender with respect to the Loans, including, without limitation, Section 2.09, shall survive the payment of the Note and the other Borrower’s Obligations and the termination of this Agreement; provided, however, that Borrower shall have no such indemnity obligations unless a demand is made within one (1) year after the date upon which Lender’s right to reimbursement arises.

2.11 Taxes.

(a) Except as otherwise provided in Section 2.11(d), any and all payments by Borrower to or for the account of Lender under or in respect of this Agreement, the Note and/or any other Transaction Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable by Borrower to Lender under or in respect of this Agreement, the Note and/or any other Transaction Document (other than payments for which taxes are withheld pursuant to the last sentence of Section 2.11(d)), (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11(a)) Lender receives an amount equal to the sum it would have received had no such deduction of Taxes been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) Borrower shall furnish to Lender, at its address referred to in Section 7.07, the original or a certified copy of a receipt evidencing payment thereof or such other evidence in form and substance reasonably satisfactory to Lender that Borrower met its obligations under this Section 2.11(a).

(b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made under or in respect of this Agreement, the Note and/or any other Transaction Document or from the execution or delivery of, or otherwise with respect to, this Agreement, the Note and/or any other Transaction Document (hereinafter referred to as “Other Taxes”).

(c) Borrower agrees to indemnify Lender for the full amount of Taxes or Other Taxes, respectively (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.11), paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within fifteen (15) days from the date Lender makes written demand therefor, accompanied by a certificate of Lender setting forth in reasonable detail its computation of the amount or amounts to be paid to it hereunder and describing in reasonable detail the basis therefor; provided, however, that no indemnification for any Taxes or Other Taxes shall be owed if such amounts have already been paid by Borrower as a result of an increase in the amounts otherwise payable hereunder pursuant to Section 2.11(a)(i); provided further that, to the extent that Lender is reimbursed for any Taxes that were incorrectly or illegally asserted with respect to Borrower, Lender shall promptly return to Borrower the amount of such reimbursement net of any costs of recovery incurred by Lender, to the extent Borrower has actually paid such Lender with respect thereto.

(d) Lender, upon the request of Borrower, or upon expiration or obsolescence of any previously delivered documentation, shall furnish Borrower with any documentation that is required under the Code or applicable Treasury regulations to enable Borrower to determine its duties and liabilities with respect to any Taxes it may be required to withhold in respect of Section 1471 or 1472 of the Code; provided that the furnishing of such documentation would not result in a material adverse consequence to Lender. In the event that either (i) the documentation required to be delivered pursuant to the immediately preceding sentence fails to establish a complete exemption from withholding of amounts under Section 1471 and 1472 or (ii) no such required documentation is delivered, Borrower shall not be obligated to pay any additional amounts to Lender pursuant to clause (a) or (b) of this section, or to indemnify Lender pursuant to clause (c) of this section, in respect of any such withholding imposed under Sections 1471 or 1472.

(e) The provisions of this Section 2.11 shall survive any expiration or termination of this Agreement and the payment of the Note and the other Borrower’s Obligations.

SECTION 3.  PRECONDITIONS TO LOAN CLOSING. Notwithstanding any provision contained in this Agreement to the contrary, Lender shall have no obligation to provide the Loan to Borrower unless Lender shall have first received:

(a) this Agreement, Judicial Reference Agreement, and the Note, each duly executed by Borrower;

(b) the Security Agreement (which must be in form and substance satisfactory to Lender) duly executed by Borrower, and such Article 9 Certificates, Uniform Commercial Code financing statements and other documents as Lender may reasonably require in connection therewith;

(c) the Patent, Trademark and License Security Agreement (which must be in form and substance satisfactory to Lender) duly executed by Borrower, and such Article 9 Certificates, Uniform Commercial Code financing statements and other documents as Lender may require in connection therewith;

(d) a copy of Unanimous Written Consent of the Board of Directors of Borrower, duly adopted, which authorize the execution, delivery and performance of this Agreement, the Note and the other Transaction Documents executed by Borrower, certified by the Secretary or Assistant Secretary of Borrower;

(e) a copy of the Certificate of Incorporation of Borrower, including any amendments thereto, certified by the Secretary of State of the State of California;

(f) a copy of the By-Laws of Borrower, including any amendments thereto, certified by the Secretary or Assistant Secretary of Borrower;

(g) the Certificate of Secretary (or Assistant Secretary), executed by the Secretary or Assistant Secretary of Borrower;

(h) a certificate of corporate good standing of Borrower issued by the California Secretary of State;

(i) an opinion of counsel of Foley & Lardner LLP, outside counsel to Borrower, and in form and substance satisfactory to Lender and Lender’s counsel;

(j) UCC, tax lien, and judgment search results from the California Secretary of State and such other jurisdictions as required by Lender;

(k) evidence of the proper filing of UCC Financing Statement(s) perfecting first priority security interests in favor of Lender in all of the Collateral (except for Permitted Liens);

(l) UCC Financing Statement Amendment(s) terminating all UCC Financing Statements filed of record against Borrower other than UCC Financing Statements relating to Permitted Liens;

(m) evidence satisfactory to Lender of the insurance required by this Agreement and the other Transaction Documents together with loss payable endorsements in form and substance satisfactory to Lender, duly executed by the applicable insurance company(ies);

(n) copies of the financial statements referenced in Section 4.04 and other Exhibits and Schedules required by this Agreement and the other Transaction Documents;

(o) copies of the Hennessy Advisory Agreements and all material documents relating to the Hennessy Funds;

(p) (i) a fully executed copy of the FBR Acquisition Agreement, (ii) a certificate, executed by an officer of Borrower, stating that all conditions precedent to the consummation of the transactions described in the FBR Acquisition Agreement have been fulfilled (except for payment of the FBR Acquisition Purchase Price), and (iii) a certificate, executed by U.S. Bancorp Fund Services, LLC, certifying the aggregate value of the net assets of FBR used to determine the FBR Acquisition Purchase Price or the relevant portion thereof, at the close of business on the Business Day immediately preceding the date of any advance under this Agreement;

(q) copies of all proxy statements, prospectuses and related documents issued in connection with the shareholder approvals of the transaction described in the FBR Acquisition Agreement;

(r) a letter of direction from Borrower with respect to the disbursement of the proceeds of the Loan; and

(s) such other agreements, documents, instruments and certificates as Lender may reasonably request.

For purposes of determining compliance with the conditions specified in this Section 3, by signing this Agreement Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to Lender. Lender shall promptly notify Borrower of the occurrence of the effective date of this Agreement, which notice shall be conclusive and binding.

SECTION 4.  REPRESENTATIONS AND WARRANTIES.

Borrower hereby represents and warrants to Lender on the date hereof that:

4.01 Existence and Power. Borrower: (a) is duly incorporated or organized, validly existing and in good standing under the Laws of the State of California; (b) has all requisite corporate or other powers required to carry on its business as now conducted; (c) has all requisite governmental and regulatory licenses, authorizations, consents and approvals required to carry on its business as now conducted, except such licenses, authorizations, consents and approvals the failure to have would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (d) is qualified to transact business as a foreign entity in, and is in good standing under the Laws of, all states in which it is required by applicable Law to maintain such qualification and good standing except for those states in which the failure to qualify or maintain good standing would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Borrower is registered with the SEC as an investment adviser under the Investment Advisers Act.

4.02 Authorization. The execution, delivery and performance by Borrower of this Agreement, the Note, and the other Transaction Documents to which Borrower is a party are within the corporate powers of Borrower and have been duly authorized by all necessary corporate action on the part of Borrower.

4.03 Binding Effect. This Agreement, the Note, and the other Transaction Documents to which Borrower is a party and which have been executed contemporaneously with or prior to the execution of this Agreement have been duly executed and delivered by Borrower and constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency or other similar Laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and the other Transaction Documents to which Borrower is a party which were not executed contemporaneously with or prior to the execution of this Agreement, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency or other similar Laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.04 Financial Statements. Borrower has furnished Lender with the following financial statements, identified by the Chief Executive Officer or Chief Financial Officer of Borrower: (a) consolidated balance sheets and statements of income, retained earnings and cash flows of Borrower and its Subsidiaries as of and for the fiscal years ended September 30, 2009, September 30, 2010 and September 30, 2011 all certified by Borrower’s independent certified public accountants, which financial statements have been prepared in accordance with GAAP; (b) Borrower’s most recently filed Form 10-K, for the fiscal year ended September 30, 2011; (c) Borrower’s most recently filed Form 10-Q, for the fiscal quarter ended June 30, 2012; (d) Borrower’s most recently filed Form ADV, dated March 5, 2012; and (e) unaudited consolidated balance sheets and statements of income, retained earnings and cash flows of Borrower and its Subsidiaries as of and for the fiscal quarter ended June 30, 2012. Borrower further represents and warrants to Lender that (a) said balance sheets and their accompanying notes fairly present the financial condition of Borrower and its Subsidiaries as of the dates thereof and have been prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end adjustments), and (b) there has been no change in the financial condition or results of operation of Borrower since June 30, 2012 which had a Material Adverse Effect.

4.05 Litigation. Except as disclosed on Schedule 4.05 attached hereto, as of the date of this Agreement there is no action or proceeding pending or, to the knowledge of Borrower, threatened in writing against Borrower before any court, arbitrator or any governmental, regulatory or administrative body, instrumentality, authority, agency or official with respect to this Agreement or any of the transactions contemplated hereby or as to which there exists a substantial likelihood of an adverse determination which determination would reasonably be expected to have a Material Adverse Effect. Borrower is not in default with respect to any order, writ, injunction, decision or decree of any court, arbitrator or any governmental, regulatory or administrative body, instrumentality, authority, agency or official, a default under which would, in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no outstanding judgments against Borrower which would, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.06 Pension and Welfare Plans. Except to the extent that the following would not reasonably be expected to have a Material Adverse Effect, (i) each Pension Plan and Welfare Plan complies in all material respects with ERISA and all other applicable statutes and governmental and regulatory rules and regulations; (ii) no Reportable Event has occurred and is continuing with respect to any Pension Plan; (iii) neither Borrower nor any ERISA Affiliate has withdrawn from any Multi-Employer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 or 4205 of ERISA, respectively; (iv) neither Borrower nor any ERISA Affiliate has entered into an agreement pursuant to Section 4204 of ERISA; (v) neither Borrower nor any ERISA Affiliate has in the past contributed to or currently contributes to a Multi-Employer Plan; (vi) neither Borrower nor any ERISA Affiliate has any withdrawal liability with respect to a Multi-Employer Plan; (vii) no steps have been instituted by Borrower or any ERISA Affiliate to terminate any Pension Plan; (viii) no condition exists or event or transaction has occurred in connection with any Pension Plan, Multi-Employer Plan or Welfare Plan which would result in the incurrence by Borrower or any ERISA Affiliate of any material liability, fine or penalty; and (ix) neither Borrower nor any ERISA Affiliate is a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA of a “single-employer plan” as defined in Section 4001(a)(15) of ERISA which has two or more contributing sponsors at least two of whom are not under common control. As of the date of this Agreement, except as disclosed on the consolidated financial statements of Borrower and its Subsidiaries delivered by Borrower to Lender or as disclosed on Schedule 4.06, neither Borrower nor any ERISA Affiliate has any liability with respect to any Welfare Plan.

4.07 Tax Returns and Payment. Borrower has filed all federal, state, local, foreign and other income tax returns which are required to be filed and has paid all taxes which have become due pursuant to such returns and all other material taxes, assessments, fees and other governmental charges upon Borrower and/or upon its Properties, assets, income and franchises which have become due and payable by Borrower, except those (i) wherein the amount, applicability or validity are being contested by Borrower, by appropriate proceedings being diligently conducted in good faith and in respect of which adequate reserves in accordance with GAAP have been established or (ii) which the failure to pay would, in the aggregate, not reasonably be expected to have a Material Adverse Effect.. There is no asserted or assessed (or to Borrower’s knowledge, proposed) tax deficiency against Borrower as to which there exists a substantial likelihood of an adverse determination which determination would reasonably be expected to have a Material Adverse Effect.

4.08 Subsidiaries. Borrower has no Subsidiaries.

4.09 Compliance With Other Instruments; None Burdensome. Borrower is not a party to any contract or agreement or subject to any charter or other corporate or other restriction which would reasonably be expected to have a Material Adverse Effect and which is not disclosed on Borrower’s financial statements heretofore submitted to Lender; except to the extent that the following would not reasonably be expected to have a Material Adverse Effect, none of the execution and delivery by Borrower of the Transaction Documents, the consummation of the transactions therein contemplated or the compliance with the provisions thereof will violate any Law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower, or any of the provisions of the Certificate or Articles of Incorporation or By-Laws of Borrower or any of the provisions of any indenture, agreement, document, instrument or undertaking to which Borrower is a party or subject, or by which Borrower or any Property of Borrower is bound, or conflict with or constitute a default thereunder or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, agreement, document, instrument or undertaking (other than in favor of Lender pursuant to the Transaction Documents). Except for the filing of this Agreement with the SEC, filings and notices contemplated by the Transaction Documents and orders, consents, approvals, licenses, authorizations, validations, filings, recordings, registrations and exemptions which have been obtained or made, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental, regulatory, administrative or public body or authority, or any subdivision thereof, or any other Person is required to be made or obtained by Borrower to authorize, or is required in connection with, the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, any of the Transaction Documents.

4.10 Other Debt, Guarantees and Capitalized Leases. Except as contemplated by this Agreement (including, without limitation, Section 5.02(a)) and except as disclosed on Schedule 5.02(a) attached hereto, and except as disclosed on the financial statements identified in Section 4.04, as of the date of this Agreement Borrower is not a borrower, guarantor or obligor with respect to, or a lessee under, any Debt, Guarantees or Capitalized Leases.

4.11 Labor Matters.  Borrower is not a party to any labor dispute which could reasonably be expected to have a Material Adverse Effect. There are no strikes or walkouts relating to any labor contract to which Borrower is subject. Hours worked and payments made to the employees of Borrower and its Subsidiaries have not been in violation of (a) the Fair Labor Standards Act or (b) any other applicable Law dealing with such matters, the violation of which would reasonably be expected to have a Material Adverse Effect. All material payments due from Borrower, or for which any material claim may be made against Borrower, in respect of wages, employee health and welfare insurance and/or other benefits have been paid or accrued as a liability on its books.

4.12 Title to Property. Borrower is the sole and absolute owner of, or has the legal right to use and occupy, all Property it claims to own or which is necessary for Borrower to own to conduct its business, and all of such Property is free and clear of all Liens other than Permitted Liens. Borrower enjoys peaceful and undisturbed possession in all material respects under all material leases under which it is operating as a lessee.

4.13 Regulation U. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of The Board of Governors of the Federal Reserve System, as amended) and no part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (a) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of any of the Regulations of The Board of Governors of the Federal Reserve System, including, without limitation, Regulations U, T or X thereof, as amended.

4.14 Multi-Employer Pension Plan Amendments Act of 1980. Borrower is in compliance with the Multi-Employer Pension Plan Amendments Act of 1980, as amended (“MEPPAA”), except to the extent that the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect, and Borrower does not have any liability for pension contributions pursuant to MEPPAA, except to the extent that such liability would not reasonably be expected to have a Material Adverse Effect. or is otherwise disclosed on the consolidated financial statements of Borrower and its Subsidiaries delivered by Borrower to Lender or as disclosed on Schedule 4.14.

4.15 Investment Company Act. Borrower is not an “investment company” as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act.

4.16 Patents, Trademarks, Copyrights, Licenses, Etc. Except as disclosed on Schedule 4.16 attached hereto, as of the date of this Agreement Borrower does not own any patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, copyrights, licenses or other intellectual property which are material to the business of Borrower. Borrower possesses all necessary patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, licenses and other intellectual property to conduct its business without conflict with any patent, patent right, trademark, trademark right, trade name, copyright, license or other intellectual property of any other Person except to the extent that such conflict would not reasonably be expected to have a Material Adverse Effect.

4.17 Environmental and Safety and Health Matters. Except as disclosed on Schedule 4.17 attached hereto, as of the date of this Agreement: (a) the operations of Borrower comply with all applicable Environmental Laws and all applicable Occupational Safety and Health Laws, the violation or noncompliance with which would reasonably be expected to have a Material Adverse Effect; (b) none of the operations of Borrower are subject to any Environmental Claim or any judicial, governmental, regulatory or administrative proceeding alleging the violation of any Occupational Safety and Health Law as to which there exists a substantial likelihood of an adverse determination which determination would reasonably be expected to have a Material Adverse Effect; (c) none of the operations of Borrower is the subject of any Federal or state investigation evaluating whether any remedial action is needed to respond to any Release of Hazardous Substances or any unsafe or unhealthful condition at any premises owned, leased or operated by Borrower as to which there exists a substantial likelihood of an adverse determination which determination would reasonably be expected to have a Material Adverse Effect; (d) Borrower has not filed any notice which reasonably would be expected to have a Material Adverse Effect under any Environmental Law or Occupational Safety and Health Law indicating or reporting (i) any past or present spillage, leakage or Release into the environment of, or treatment, storage or disposal of, any Hazardous Substance or (ii) any unsafe or unhealthful condition at any premises owned, leased or operated by Borrower; and (e) Borrower does not have any material contingent liability in connection with (i) any spillage, disposal or Release into the environment of, or otherwise with respect to, any Hazardous Substances or (ii) any unsafe or unhealthful condition at any premises owned, leased or operated by Borrower.

4.18 Investments. Borrower does not have any Restricted Investments.

4.19 No Default. No Default or Event of Default under this Agreement has occurred and is continuing. There is no “Event of Default” of Borrower under the Hennessy Advisory Agreements, or any of the FBR Acquisition Agreement. There is no existing default or event of default under or with respect to any other indenture, contract, agreement, lease or other instrument to which Borrower is a party or by which any Property of Borrower is bound or affected, a default under which would reasonably be expected to have a Material Adverse Effect. Borrower has and is in full compliance with and in good standing with respect to all governmental and/or regulatory permits, licenses, certificates, consents and franchises necessary to continue to conduct its business as previously conducted by it and to own or lease and operate its Properties as now owned or leased by it, the failure to have or noncompliance with which would reasonably be expected to have a Material Adverse Effect, and, to the best of Borrower’s knowledge, none of said permits, certificates, consents or franchises contain any term, provision, condition or limitation more burdensome than such as are generally applicable to Persons engaged in the same or similar business as Borrower unless such term, provision, condition or limitation would not reasonably be expected to have a Material Adverse Effect. Borrower is not in violation of any applicable Law of the United States of America, of any state, city, town, municipality, county or of any other jurisdiction, or of any agency thereof, a violation of which would reasonably be expected to have a Material Adverse Effect.

4.20 Government Contracts. Borrower is not a party to or bound by any supply or purchase agreements with the federal government or any state or local government or any agency thereof, the termination or cancellation of which would reasonably be expected to have a Material Adverse Effect.

4.21 [RESERVED].

4.22 Hennessy Advisory Agreements. As of the date of this Agreement, all of the agreements between Borrower and those investment companies registered under the Investment Company Act for which Borrower serves as investment advisor (collectively, as the same may be amended or restated from time to time, or any time, the “Hennessy Advisory Agreements”) are described in Schedule 4.22 attached hereto. None of the Hennessy Advisory Agreements have been terminated, except to the extent that such termination would not reasonably be expected to have a material adverse effect; Borrower is in material compliance with all of the Hennessy Advisory Agreements; and no material events of default of Borrower exist under any of the Hennessy Advisory Agreements.

4.23 Disclosure. Neither this Agreement nor any of the Exhibits or Schedules hereto nor any certificate or other data furnished to Lender in writing by or on behalf of Borrower required to be provided by this Agreement contains any untrue or incorrect statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading, in light of the circumstances under which they were made as of the date when made (it being understood that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or forecasts and that actual results during the periods covered by any such projections and forecasts may differ from projected or forecasted results). To the best knowledge of Borrower, there is no fact peculiar to Borrower which presently has a Material Adverse Effect, which has not heretofore been disclosed in writing by Borrower to Lender.

SECTION 5.  COVENANTS.

5.01 Affirmative Covenants of Borrower. Borrower covenants and agrees that, so long as any of Borrower’s Obligations remain unpaid (other than contingent or similar obligations not yet due and payable, and any of Borrower’s Obligations arising under Swap Contracts or Treasury Management Agreements and any of Borrower’s Obligations for which Credit Support has been provided):

(a) Information. Borrower will deliver to Lender:

(i) as soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, consolidated balance sheets of Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case, in comparative form, the figures for the previous fiscal year, all such financial statements to be prepared in accordance with GAAP and reported on by and accompanied by the unqualified opinion of Marcum LLP, or other independent certified public accountants selected by Borrower and reasonably acceptable to Lender, together with (A) a certificate from such accountants to the effect that, in making the examination necessary for the signing of such annual audit report, such accountants have not become aware of any Default or Event of Default that has occurred and is continuing, or, if such accountants have become aware of any such event, describing it and the steps, if any, being taken to cure it and (B) the computations of such accountants evidencing Borrower’s compliance with the financial covenants contained in Sections 5.01(o) and 5.02(i) of this Agreement;

(ii) as soon as available and in any event within thirty (30) days after the end of each fiscal month of each fiscal year of Borrower, consolidated balance sheets of Borrower and its Subsidiaries as of the end of such fiscal month and the related consolidated statements of income, retained earnings and cash flows for such fiscal month and for the portion of Borrower’s fiscal year ended at the end of such fiscal month, setting forth in each case in comparative form, the figures for the corresponding fiscal month and the corresponding portion of Borrower’s previous fiscal year, all in reasonable detail and reasonably satisfactory in form to Lender and certified (subject to audit and normal year-end adjustments and footnote disclosures) as to GAAP by the President or the Chief Financial Officer of Borrower;

(iii) as soon as available and in any event within forty five (45) days after the end of each fiscal quarter of each fiscal year of Borrower, consolidated balance sheets of Borrower and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income, retained earnings and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year ended at the end of such fiscal month, setting forth in each case in comparative form, the figures for the corresponding fiscal quarter and the corresponding portion of Borrower’s previous fiscal year, all in reasonable detail and reasonably satisfactory in form to Lender and certified (subject to audit and normal year-end adjustments and footnote disclosures) as to GAAP by the President or the Chief Financial Officer of Borrower;

(iv) within fifteen (15) days after filing with the SEC, notification that a Form 10Q, Form 10K or Form ADV, or any successor SEC filing, as applicable, has been filed with the SEC;

(v) simultaneously with the delivery of each set of financial statements or notice referred to in Section 5.01(a)(i), 5.01(a)(ii), and 5.01(a)(iii), a certificate of the Chief Executive Officer or Chief Financial Officer of Borrower in the form attached hereto as Exhibit B and incorporated herein by reference, accompanied by supporting financial work sheets where appropriate, (A) evidencing Borrower’s compliance with the financial covenants contained in Sections 5.01(o) and 5.02(i) of this Agreement, (B) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto and (C) certifying that all of the representations and warranties made by Borrower and/or any other Obligor in this Agreement and/or in any other Transaction Document are true and correct in all material respects on and as of the date of such certificate as if made on and as of the date of such certificate (except to the extent such representations and warranties expressly refer to an earlier date, in which case such representations and warranties are true and correct as of such earlier date);

(vi) promptly upon receipt thereof from its independent accountants in connection with any annual, interim or special audit made by them of the books of Borrower or any Subsidiary, any written reports that Borrower is required to disclose to its Audit Committee to Borrower or any Subsidiary (other than reports previously delivered);

(vii) as soon as available and in any event at least thirty (30) days after the end of each fiscal year of Borrower, consolidated balance sheet, income statement and cash flow projections for Borrower and its Subsidiaries for the then current fiscal year on a month-by-month basis, all in form and detail reasonably acceptable to Lender; and

(viii) with reasonable promptness, such further information regarding the business, affairs and financial condition of Borrower or any Subsidiary as Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.01(a)(i) or Section 5.01(a)(iii) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the following website address: http://www.hennessyadvisors.com/; provided that Borrower shall notify (which may be by telecopy) Lender of the posting of any such document and, promptly upon request by Lender, provide to Lender a copy of any such document specifically requested by Lender. In accordance with Section 7.20, Lender is hereby authorized to deliver a copy of any financial statement or other information made available by Borrower or any Subsidiary to any regulatory authority having jurisdiction over Lender, pursuant to any request therefor.

(b) Payment of Debt. Borrower will, and it will cause each Subsidiary to, (i) pay and discharge any and all Debt under any agreement, document or instrument evidencing, securing, guaranteeing the payment of or otherwise relating to Debt of Borrower or such Subsidiary having an aggregate outstanding principal balance in excess of $100,000 payable or Guaranteed by Borrower or such Subsidiary, as the case may be, and any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in accordance with the agreement, document or instrument relating to such Debt or Guarantee unless the failure to pay such Debt, interest or premium is cured or waived in writing within any applicable cure or grace period (if any); provided, however, that neither Borrower nor any Subsidiary shall be required to pay any such Indebtedness which does not constitute Debt the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, except that Borrower or such Subsidiary, as the case may be, shall pay or cause to be paid all such Debt forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner reasonably satisfactory to Lender and (ii) faithfully perform, observe and discharge all covenants, conditions and obligations which are imposed upon Borrower or such Subsidiary, as the case may be, by any and all agreements, documents, instruments and indentures evidencing, securing or otherwise relating to such Debt or Guarantee unless the failure to perform, observe or discharge such covenant, condition or obligation is cured or waived in writing within any applicable cure or grace period (if any).

(c) Books and Records; Consultations and Inspections. Borrower will, and it will cause each Subsidiary to, maintain books and records sufficient to permit the preparation of financial statements in accordance with GAAP. Borrower will, and it will cause each Subsidiary to, permit Lender (and any Person appointed by Lender to whom Borrower does not reasonably object) to discuss the affairs, finances and accounts of Borrower and each Subsidiary with the designated officers of Borrower and each Subsidiary and their independent public accountants, with reasonable prior notice to Borrower, all at such reasonable times and as often as Lender may from time to time reasonably request. Borrower will also permit, and will cause each Subsidiary to permit, inspection of its Properties, books and records by Lender with reasonable prior notice to Borrower during normal business hours and at other reasonable times. Borrower will reimburse Lender upon demand for all reasonable costs and expenses incurred by Lender in connection with any such inspection conducted by Lender while any Default or Event of Default under this Agreement has occurred and is continuing; provided, that, Borrower shall not be required to reimburse Lender for the costs and expenses incurred by Lender in connection with any such inspection conducted by Lender while no Default or Event of Default under this Agreement has occurred and is continuing. Borrower irrevocably authorizes Lender while any Default or Event of Default under this Agreement has occurred and is continuing to communicate directly with its independent public accountants and irrevocably authorizes and directs such accountants to disclose to Lender any and all information with respect to the business and financial condition of Borrower and each Subsidiary as Lender may from time to time reasonably request in writing.

(d) Payment of Taxes. Borrower will, and it will cause each Subsidiary to, duly file all federal, state and local income tax returns and all other material tax returns and reports of Borrower or such Subsidiary, as the case may be, which are required to be filed and duly pay and discharge promptly all material taxes, assessments and other governmental charges imposed upon it or any of its Property; provided, however, that neither Borrower nor any Subsidiary shall be required to pay any such tax, assessment or other governmental charge the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, except that Borrower or such Subsidiary, as the case may be, shall pay or cause to be paid all such taxes, assessments and governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner reasonably satisfactory to Lender.

(e) Payment of Claims. To the extent that the failure to promptly pay or discharge any trade accounts payable, accrual and/or claim would reasonably be expected to have a Material Adverse Effect, Borrower will, and it will cause each Subsidiary to, promptly pay and discharge (i) all such trade accounts payable and normal accruals in accordance with its usual and customary business practices and (ii) all such claims for work, labor or materials which if unpaid would reasonably be expected to become a Lien upon any of its Property securing a material amount; provided, however, that neither Borrower nor any Subsidiary shall be required to pay any such trade account payable, accrual or claim the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, except that Borrower or such Subsidiary, as the case may be, shall pay or cause to be paid all such trade accounts payable, accruals and claims forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner reasonably satisfactory to Lender.

(f) Existence. Except as permitted by this Agreement, Borrower will, and it will cause each Subsidiary to, do all things necessary to (i) preserve and keep in full force and effect at all times its corporate or other existence and all permits, licenses, franchises and other rights material to its business, provided, however, that neither Borrower nor any of its Subsidiaries shall be required to preserve any such right or franchise, licenses or permits if the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lender. and (ii) be duly qualified to do business and be in good standing in all jurisdictions where the nature of its business or its ownership of Property requires such qualification except for those jurisdictions in which the failure to qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect.

(g) Maintenance of Property. Borrower will, and it will cause each Subsidiary to, at all times, preserve and maintain all of the Property used or useful in the conduct of its business in good condition, working order and repair, ordinary wear and tear excepted except where the failure to so maintain and preserve such Property would not reasonably be expected to have a Material Adverse Effect.

(h) Compliance with Laws, Regulations, Etc. Borrower will, and it will cause each Subsidiary to, comply with any and all Laws to which Borrower or such Subsidiary, as the case may be, is subject (including, without limitation, all Occupational Safety and Health Laws and all Environmental Laws) and obtain any and all licenses, permits, franchises and other governmental and regulatory authorizations necessary to the ownership of its Properties or to the conduct of its business, which violation or failure to obtain would reasonably be expected to have a Material Adverse Effect.

(i) Environmental Matters. Borrower shall give Lender prompt written notice of (i) any Environmental Claim or any other action or investigation with respect to the existence or potential existence of any Hazardous Substances instituted or threatened in writing with respect to Borrower or any Subsidiary or any of the Properties or facilities owned, leased or operated by Borrower or any Subsidiary as to which there exists a substantial likelihood of an adverse determination to Borrower or any Subsidiary which determination would reasonably be expected to have a Material Adverse Effect and (ii) any condition or occurrence on any of the Properties or facilities owned, leased or operated by Borrower or any Subsidiary which constitutes a violation of any Environmental Laws or which gives rise to a reporting obligation or requires removal or remediation under any Environmental Laws provided that such violation, reporting obligation, removal or remediation would reasonably be expected to have a Material Adverse Effect. Within thirty (30) days after the giving of any such notice, Borrower shall deliver to Lender Borrower’s plan with respect to removal or remediation and Borrower agrees to take all action which is reasonably necessary in connection with such action, investigation, condition or occurrence in accordance with such plan with due diligence and to complete such removal or remediation as promptly as possible and in all events within the time required by any Environmental Laws or any other applicable Law. In connection with the foregoing, Borrower shall promptly provide Lender with copies of all documentation relating thereto, and such other information with respect to environmental matters as Lender may reasonably request from time to time.

(j) ERISA Compliance. If Borrower, any Subsidiary or any ERISA Affiliate shall have any Pension Plan, Borrower, such Subsidiary or such ERISA Affiliate, as the case may be, shall comply in all material respects with all requirements of ERISA relating to such Pension Plan. Without limiting the generality of the foregoing, Borrower will not, and it will not cause or permit any Subsidiary or any ERISA Affiliate to: (i) permit any Pension Plan maintained by Borrower, any Subsidiary or any ERISA Affiliate to engage in any nonexempt “prohibited transaction,” as such term is defined in Section 4975 of the Code; (ii) permit any Pension Plan maintained by Borrower, any Subsidiary or any ERISA Affiliate to incur any “accumulated funding deficiency”, as such term is defined in Section 302 of ERISA, 29 U.S.C. § 1082, whether or not waived; (iii) terminate any Pension Plan in a manner which would result in the imposition of a Lien on any Property of Borrower, any Subsidiary or any ERISA Affiliate pursuant to Section 4068 of ERISA, 29 U.S.C. § 1368; or (iv) take any action which would constitute a complete or partial withdrawal from a Multi-Employer Plan within the meaning of Sections 4203 or 4205 of Title IV of ERISA. Notwithstanding any provision contained in this Section 5.01(h) to the contrary, an act by Borrower or any Subsidiary shall not be deemed to constitute a violation of this Section 5.01(h) unless said action, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.

(k) Notices. Borrower will notify Lender in writing of any of the following within five (5) Business Days after Borrower’s Chief Executive Officer or Chief Financial Officer has actual knowledge thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) the occurrence of any Default or Event of Default;

(ii) the occurrence of any default or event of default by Borrower, any other Obligor or any Subsidiary under any note, indenture, loan agreement, mortgage, deed of trust, security agreement, lease or other similar agreement, document or instrument to which Borrower, any other Obligor or any Subsidiary, as the case may be, is a party or by which it is bound or to which it is subject and which relates to Indebtedness in excess of $100,000;

(iii) the institution of any litigation, arbitration proceeding or governmental or regulatory proceeding against Borrower, any other Obligor or any Subsidiary, whether or not considered to be covered by insurance, in which the prayer or claim for relief seeks recovery of an amount in excess of $100,000 (or, if no dollar amount is specified in the prayer or claim for relief, in which there is a reasonable likelihood of recovery of an amount in excess of $100,000) or any form of equitable relief which would reasonably be expected to have a Material Adverse Effect;

(iv) the entry of any judgment or decree against Borrower, any other Obligor or any Subsidiary in excess of $100,000, or which grants equitable relief which would reasonably be expected to have a Material Adverse Effect;

(v) to the extent that any of the following would reasonably be expected to have a Material Adverse Effect, the occurrence of a Reportable Event with respect to any Pension Plan of Borrower; the filing of a notice of intent to terminate a Pension Plan by Borrower, any ERISA Affiliate or any Subsidiary; the institution of proceedings to terminate a Pension Plan of Borrower by the PBGC or any other Person; the withdrawal in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205, respectively, of ERISA by Borrower, any ERISA Affiliate or any Subsidiary from any Multi-Employer Plan; or the incurrence of any material increase in the contingent liability of Borrower or any Subsidiary with respect to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries;

(vi) the occurrence of any change in the Properties, assets, liabilities, business, results of operations, or financial condition of Borrower, any other Obligor or any Subsidiary that would reasonably be expected to have a Material Adverse Effect;

(vii) any change in the name of Borrower, any other Obligor or any Subsidiary;

(viii) any proposed opening, closing or other change of any place of business of Borrower, any other Obligor or any Subsidiary that would reasonably be expected to have a Material Adverse Effect;

(ix) any change in Borrower’s or any Subsidiary’s line(s) of business that would reasonably be expected to have a Material Adverse Effect;

(x) the occurrence of any Change of Control Event;

(xi) receipt of a notice of termination of any Hennessy Advisory Agreement; and

(xii) any notices required to be provided pursuant to other provisions of this Agreement and notice of the occurrence of such other events as Lender may from time to time reasonably specify.

(l) Insurance. Borrower will, and it will cause each Subsidiary to, maintain insurance on all of its Property as is ordinarily maintained by other companies in similar businesses, provided that Borrower and its Subsidiaries may self-insure against such risks and in such amounts as are usually self-insured by companies engaged in similar businesses and owning similar properties in the same general areas in which Borrower and its Subsidiaries operate. Copies of all such policies of insurance together with all amendments and schedules, shall be provided to Lender, upon the request of Lender, within ten (10) Business Days of Borrower’s receipt of the such request. All such insurance may be subject to reasonable deductible amounts.

Notice Required by §427.120(3) R.S. Mo. “Unless you provide evidence of the insurance coverage required by your agreement with us, we may purchase insurance at your expense to protect our interests in your collateral. This insurance may, but need not, protect your interests. The coverage that we purchase may not pay any claim that you make or any claim that is made against you in connection with the collateral. You may later cancel any insurance purchased by us, but only after providing evidence that you have obtained insurance as required by our agreement. If we purchase insurance for the collateral, you will be responsible for the costs of that insurance, including the insurance premium, interest and any other charges we may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to your total outstanding balance or obligation. The costs of the insurance may be more than the cost of insurance you may be able to obtain on your own.”

(m) Further Assurances. Borrower will execute and deliver to Lender, at any time and from time to time, any and all further agreements, documents and instruments, and take any and all further actions which may be required under applicable law, or which Lender may from time to time reasonably request, in order to effectuate the transactions contemplated by this Agreement and the other Transaction Documents.

(n) Accountant. Borrower will give Lender prompt notice of any change of Borrower’s independent certified public accountants and a statement of the reasons for such change. Borrower shall at all times utilize independent certified public accountants reasonably acceptable to Lender.

(o) Financial Covenants.

(i) Minimum Consolidated Fixed Charge Coverage Ratio. Borrower will have a Consolidated Fixed Charge Coverage Ratio of at least 1.25 to 1.00, measured as of the last day of each fiscal quarter and for each quarterly measurement period calculated for the two (2) fiscal quarters then ended.

(ii) Maximum Consolidated Debt to Consolidated EBITDA Ratio. Borrower will have a Consolidated Debt to Consolidated EBITDA Ratio of not more than (A) 2.75 to 1.00, measured as of the fiscal quarter ending March 31, 2013, and (B) 2.50 to 1.00, measured as of the last day of each fiscal quarter thereafter.

(p) Subsidiaries. If Borrower or any Subsidiary creates, forms or acquires any Subsidiary on or after the date of this Agreement, Borrower or such Subsidiary, as the case may be, will, within fifteen (15) Business Days of the creation, formation or acquisition of such Subsidiary, (i) grant Lender a first priority perfected security interest in and lien on all of the issued and outstanding shares of capital stock or other equity interests of such Subsidiary owned by Borrower or one of its Subsidiaries and (ii) cause such Subsidiary to (A) guaranty the payment and performance of all of Borrower’s Obligations and (B) secure said guaranty with a first priority perfected security interest in and lien on all of the accounts, inventory, documents, instruments, chattel paper, general intangibles, goods, machinery, equipment, investment property, other tangible and intangible personal property, real property and books and records of such Subsidiary and the proceeds thereof, all pursuant to documentation (including, without limitation, an amendment to this Agreement if requested by Lender) in form and substance reasonably satisfactory to Lender. Borrower shall notify Lender in writing of any formation, acquisition, merger or liquidation of any Subsidiary, or any change in the capitalization of any Subsidiary, in each case, in accordance with the terms of this Agreement.

(q) Post-Closing Requirements Borrower shall deliver a securities account control agreement, executed by the securities intermediary that holds the UBS Account, in the form acceptable to Lender and elivered to Lender no later than Decdember 31, 2012.

5.02 Negative Covenants of Borrower. Borrower covenants and agrees that, so long as Borrower’s Obligations remain unpaid (other than contingent or similar obligations not yet due and payable, and any of Borrower’s Obligations arising under Swap Contracts or Treasury Management Agreements and any of Borrower’s Obligations for which Credit Support has been provided), unless the prior written consent of Lender is obtained:

(a) Limitation on Indebtedness. Borrower will not, and it will not cause or permit any Subsidiary to, incur or be obligated on any Indebtedness (including any Subordinated Indebtedness), either directly or indirectly, by way of Guarantee, suretyship or otherwise, other than:

(i) Borrower’s Obligations;

(ii) unsecured trade accounts payable and other normal accruals incurred in the ordinary course of business;

(iii) Indebtedness existing as of the date of this Agreement and listed on Schedule 5.02(a) attached hereto (without giving effect to any changes to Schedule 5.02(a) made after the date of this Agreement);

(iv) purchase money Indebtedness incurred solely to finance Capital Expenditures and Capitalized Leases permitted by this Agreement;

(v) Capitalized Lease Obligations permitted by this Agreement;

(vi) Subordinated Indebtedness;

(vii) deferred Indebtedness incurred in connection with Acquisitions permitted by this Agreement;

(viii) Indebtedness or other obligations owed to any Subsidiary or Obligor;

(ix) such Indebtedness that exists at the time such Person becomes an Obligor and is not created in contemplation of or in connection with such Person becoming an Obligor;.

(x) endorsement of instruments or other payment items for deposit;

(xi) Indebtedness incurred in respect of Swap Contracts and Treasury Management Agreements;

(xii) Indebtedness secured by Liens or security interests permitted under Section 5.02(b);

(xiii) other Indebtedness not otherwise permitted by this Section 5.02(a) in an amount not to exceed $500,000 in the aggregate at any one time outstanding for Borrower and all of its Subsidiaries on a combined basis; and

(xvi) any Indebtedness incurred as a result of the amendment, refinancing or replacement of any of the foregoing and guarantees with respect to such amended, refinanced or replaced Indebtedness, provided that the amounts of such Indebtedness are not increased as the result of such amendment, refinancing or replacement without Lender’s prior written consent, unless such increase is permitted under this Agreement.

(b) Limitation on Liens. Borrower will not, and will not cause or permit any Subsidiary to, create, incur or assume, or suffer to be incurred or to exist, any Lien on any of its Property, whether now owned or hereafter acquired, or upon any income or profits therefrom, except for Permitted Liens.

(c) Consolidation, Merger, Sale of Property, Etc Borrower will not, and it will not cause or permit any Subsidiary to, directly or indirectly merge or consolidate with or into any other Person or permit any other Person to merge into or with or consolidate with it; provided, however, that any Subsidiary may directly or indirectly merge or consolidate with or into Borrower or another Subsidiary; provided further that Borrower may directly or indirectly merger or consolidate with or into a Subsidiary in a transaction in which Borrower’s then-existing shareholders own the same percentage of the interest in surviving entity as they owned in Borrower immediately prior to such transaction.

(d) [RESERVED].

(e) Sale or Discount of Accounts. Borrower will not, and it will not cause or permit any Subsidiary to, sell or discount (other than prompt payment discounts granted in the ordinary course of business) any of its Accounts or notes receivable or chattel paper, except as required by the Hennessy Advisory Agreements.

(f) Transactions with Affiliates. Borrower will not, and it will not cause or permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of Property with, or the rendering of any service by or for, any Affiliate) (other than with Borrower or any Subsidiary), except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary in any material respect than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate, except that the foregoing shall not apply to (i) any transaction permitted under Section 5.02(c), (ii) any Investment that is not considered a Restricted Investment, (iii) any transaction permitted under Section 5.02(i), (iv) so long as it has been approved by Borrower’s or such Subsidiary’s Board of Directors (or comparable governing body) in accordance with applicable law, any reasonable and customary indemnity provided for the benefit of directors (or comparable managers) of Borrower or such Subsidiary, and (iv) so long as it has been approved by Borrower’s or such Subsidiary’s Board of Directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Borrower or such Subsidiary in the ordinary course of business and consistent with industry practice.

(g) Changes in Nature of Business. Borrower will not, and it will not cause or permit any Subsidiary to, engage in any business if, as a result, the general nature of the business which would then be engaged in by Borrower and its Subsidiaries, considered as a whole, would be substantially changed from the general nature of the business engaged in by Borrower as of the date of this Agreement; provided, however, that the foregoing shall not prevent Borrower or any of its Subsidiaries from engaging in any business that is reasonably related or ancillary to its business.

(h) Fiscal Year. Borrower will not, and it will not cause or permit any Subsidiary to, change its fiscal year.

(i) Stock Redemptions and Distributions Borrower will not, and it will not cause or permit any Subsidiary to, declare or incur any liability to make any Distributions; provided, however, that so long as no Default or Event of Default has occurred and is continuing or would be created thereby, Borrower and Subsidiaries may make Distributions in an aggregate amount not to exceed Fifty Percent (50%) of Borrower’s Consolidated Net Income for the previous fiscal year of Borrower (and for purposes of calculating compliance with this covenant, those Distributions consisting of the repurchase of the capital stock of Borrower shall not be included in such calculation). In addition, so long as no Default or Event of Default has occurred and is continuing or would be created thereby, Borrower may repurchase the shares of its capital stock in the aggregate amount not to exceed 1,000,000 shares.

(j) Pension Plans. Borrower will not, and it will not cause or permit any Subsidiary to, (a) permit any condition to exist in connection with any Pension Plan which would constitute grounds for the PBGC to institute proceedings to have such Pension Plan terminated or a trustee appointed to administer such Pension Plan or (b) engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Pension Plan which would reasonably be expected to result in the incurrence by Borrower, any Subsidiary or any ERISA Affiliate of any material liability, fine or penalty.

(k) Subordinated Indebtedness. Borrower will not make any payment of principal, interest or other amount on or with respect to any of its Subordinated Indebtedness to the extent prohibited by the subordination provisions governing the same.

(l) Restricted Investments; Acquisitions. Borrower will not, and it will not cause or permit any Subsidiary to, directly or indirectly, make any Restricted Investments. Other than the Acquisition of FBR pursuant to the FBR Acquisition Agreement, Borrower will not, and it will not cause or permit any Subsidiary to, directly or indirectly, make any Acquisitions unless (i) in the case of the Acquisition of a Person, such Acquisition has been approved by the Board of Directors (or comparable governing body) of such Person, (ii) the Person to be acquired is in, or the Property to be acquired are for use in, the same or a similar line of business as Borrower and its Subsidiaries or a reasonable extension thereof, (iii) before and after giving effect to such Acquisition, no Default or Event of Default shall exist, (iv) after giving effect to such Acquisition, Borrower shall be in pro forma compliance (as determined as of the last day of the most recent fiscal quarter for which the financial results or other amounts included in the covenant calculations in Section 5.01(o) are available for Borrower and for the target Person or assets) with the financial covenants set forth in Section 5.01(o), and (v) such Acquisition is consummated on a date that is at least one (1) year after the effective date if this Agreement.

(m) Subsidiaries. Except in accordance with Section 5.01(p), Borrower will not, and it will not cause or permit any Subsidiary to, create, form or acquire any Subsidiary.

(n) Limitations on Restrictive Agreements. Other than this Agreement and any other Transaction Document and any financial covenant in any other agreement evidencing Indebtedness permitted hereunder, Borrower will not, and it will not cause or permit any Subsidiary to, enter into, or permit to exist, any agreement with any Person which prohibits or limits the ability of Borrower or such Subsidiary, as the case may be, to (a) pay dividends or make other Distributions or prepay any Indebtedness owed to Borrower and/or any Subsidiary, (b) make loans or advances to Borrower and/or any Subsidiary, (c) transfer any of its Properties to Borrower and/or any Subsidiary (other than with respect to Property subject to Permitted Liens) or (d) create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired (other than with respect to Property subject to Permitted Liens); provided that the foregoing shall not apply to restrictions in effect on the date of this Agreement contained in agreements governing Indebtedness outstanding on the date of this Agreement and listed on Schedule 5.02(n) attached hereto and, if such Indebtedness is renewed, extended or refinanced, restrictions in the agreements governing the renewed, extended or refinanced Indebtedness (and successive renewals, extensions and refinancings thereof) if such restrictions are no more restrictive in any material respect than those contained in the agreements governing the Indebtedness being renewed, extended or refinanced; provided further that the foregoing shall not apply to agreements that (i) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures and applicable solely to such joint venture entered into in the ordinary course of business; (ii) are customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereunder so long as such restrictions relate solely to the assets or entities subject thereto; (iii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Borrower or any such Subsidiary; (iv) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business and not otherwise prohibited hereunder; or (v) arise solely as a result of any Law.

(o) Anti-Terrorism Laws. Borrower will not knowingly, and it will not cause or permit any Subsidiary to knowingly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to Executive Order No. 13224 or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law. Borrower shall deliver to Lender any certification or other evidence from time to time requested by Lender confirming compliance by Borrower and its Subsidiaries with this Section 5.02(o).

5.03 Use of Proceeds. Borrower covenants and agrees that (a) the proceeds of the Loan will be used solely to finance the FBR Acquisition Purchase Price and the costs and fees related to the transactions contemplated by the FBR Acquisition Agreement, (b) no part of the proceeds of the Loan will be used in violation of any applicable Law and (c) no part of the proceeds of the Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (i) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of any of the Regulations of The Board of Governors of the Federal Reserve System, including, without limitation, Regulations U, T or X thereof, as amended.

SECTION 6.  EVENTS OF DEFAULT.

If any of the following (each of the following herein sometimes called an “Event of Default”) shall occur and be continuing:

6.01 Borrower shall fail to pay any principal under this Agreement when such principal becomes due and payable, whether by reason of demand, maturity, acceleration or otherwise or Borrower shall fail to pay any of Borrower’s Obligations (other than principal under this Agreement) within five (5) days of the date when become due and payable, whether by reason of demand, maturity, acceleration or otherwise;

6.02 Any representation or warranty made by Borrower and/or any other Obligor in this Agreement, in any other Transaction Document or in any certificate, agreement, instrument or written statement furnished or made or delivered pursuant hereto or thereto or in connection herewith or therewith, shall prove to have been untrue or incorrect in any material respect when made;

6.03 Borrower shall fail to perform or observe any term, covenant or provision contained in Section 2.07(b), Section 5.01(c) (solely if Borrower or any of its Subsidiaries refuses to allow Lender or its representatives or agents to visit its Properties, inspect its Properties or books or records or examine or discuss its affairs, finances and accounts with Borrower’s designated officers), Section 5.01(f) (solely if Borrower or any Subsidiary is not in good standing in its jurisdiction of organization), Section 5.01(k)(i), Section 5.01(l) Section 5.01(m), Section 5.01(n), Section 5.01(0), Section 5.02, or Section 5.03;

6.04 Borrower shall fail to perform or observe any other term, covenant or provision contained in this Agreement (other than those specified in Sections 6.01, 6.02 or 6.03 above) and any such failure shall remain unremedied for thirty (30) days after the earlier of (a) written notice of default is given to Borrower by Lender or (b) the Chief Executive Officer or Chief Financial Officer of Borrower obtaining actual knowledge of such default;

6.05 Except as otherwise permitted herein or in any of the Transaction Documents, this Agreement or any other Transaction Document shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability thereof shall be contested or denied by Borrower and/or any other Obligor, or if the transactions completed hereunder or thereunder shall be contested by Borrower and/or any other Obligor or if Borrower and/or any other Obligor shall deny that it has any further liability or obligation hereunder or thereunder;

6.06 Borrower, any other Obligor or any Subsidiary shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar Law, (b) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official of itself or of a substantial part of its Property, (d) file an answer admitting the material allegations of a petition filed against itself in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its inability or fail generally to pay its debts as they become due, subject to applicable grace periods, if any, or (g) take any corporate or other action for the purpose of effecting any of the foregoing;

6.07 An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of Borrower, any other Obligor or any Subsidiary, or of a substantial part of the Property of Borrower, any other Obligor or any Subsidiary, under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar Law, (b) the appointment of a receiver, trustee, custodian, sequestrator or similar official of Borrower, any other Obligor or any Subsidiary or of a substantial part of the Property of Borrower, any other Obligor or any Subsidiary or (c) the winding-up or liquidation of Borrower, any other Obligor or any Subsidiary; and such proceeding or petition shall continue undismissed for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) consecutive days;

6.08 Any “Event of Default” (as defined therein) shall occur under or within the meaning of the Security Agreement or the Patent, Trademark and License Security Agreement;

6.09 [RESERVED];

6.10 The occurrence of any default or event of default under or within the meaning of any agreement, document or instrument evidencing, securing, guaranteeing the payment of or otherwise relating to any Debt of Borrower, any other Obligor or any Subsidiary (other than Borrower’s Obligations) having an aggregate outstanding principal balance in excess of $100,000 which is not cured or waived in writing within any applicable cure or grace period (if any);

6.11 Borrower, any other Obligor or any Subsidiary shall have a final judgment entered against it in excess of $100,000 by a court having jurisdiction in the premises and such judgment shall not be appealed in good faith (and execution of such judgment stayed during such appeal) or satisfied by Borrower, such other Obligor or such Subsidiary, as the case may be, within thirty (30) days after the entry of such judgment; provided, however, that this Section 6.11 shall not apply to any judgment for which Borrower is fully insured and with respect to which the insurer has adequate claims paying ability and has not denied coverage;

6.12 To the extent that any of the following would reasonably be expected to have a Material Adverse Effect, the occurrence of a Reportable Event with respect to any Pension Plan of Borrower; the filing of a notice of intent to terminate a Pension Plan by Borrower, any ERISA Affiliate or any Subsidiary; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person; the withdrawal in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205, respectively, of ERISA by Borrower, any ERISA Affiliate or any Subsidiary from any Multi-Employer Plan; or the incurrence of any material increase in the contingent liability of Borrower or any Subsidiary with respect to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries;

6.13 The institution by Borrower, any ERISA Affiliate or any Subsidiary of steps to terminate any Pension Plan if, in order to effectuate such termination, Borrower, such ERISA Affiliate or such Subsidiary, as the case may be, would reasonably be required to make a contribution to such Pension Plan, or would reasonably be expected to incur a liability or obligation to such Pension Plan, in excess of $100,000; or the institution by the PBGC of steps to terminate any Pension Plan; or

6.14 To the extent that any of the following would reasonably be expected to have a Material Adverse Effect, any of the Hennessy Advisory Agreements shall at any time for any reason be terminated by Borrower or any other party thereto, cease to be in full force and effect, or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability thereof shall be contested or denied by Borrower or any other party thereto;

6.15 Borrower ceases to be registered with the SEC as an investment adviser under the Investment Advisers Act, or the SEC (or any other applicable regulatory authority) initiates proceedings to terminate Borrower’s status as a registered investment adviser under the Investment Advisers Act; or

6.16 The occurrence of any Change of Control Event;

THEN, and in each such event (other than an event described in Sections 6.06 or 6.07), Lender may declare the entire outstanding principal balance of and all accrued and unpaid interest on the Note and all of the other Borrower’s Obligations to be forthwith due and payable, whereupon all of the unpaid principal balance of and all accrued and unpaid interest on the Note and all of such other Borrower’s Obligations shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and Lender may exercise any and all other rights and remedies which it may have under any other Transaction Document or at law or in equity; provided, however, that upon the occurrence of any event described in Sections 6.06 or 6.07, the entire outstanding principal balance of and all accrued and unpaid interest on the Note and all of the other Borrower’s Obligations shall automatically become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and Lender may exercise any and all other rights and remedies which it may have under any other Transaction Document or at law or in equity.

SECTION 7.  GENERAL.

7.01 No Waiver. No failure or delay by Lender in exercising any right, remedy, power or privilege under this Agreement or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies provided in this Agreement and in the other Transaction Documents are cumulative and not exclusive of any rights and/or remedies provided by law. Nothing contained in this Agreement shall in any way affect the right of Lender to exercise any statutory or common law right of banker’s lien or set-off.

7.02 Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower) and to the fullest extent permitted by law, to set-off and apply (a) any and all deposits (general or special, time or demand, provisional or final) at any time held by Lender, (b) any and all other indebtedness at any time owing by Lender to or for the credit or account of Borrower, and (c) any and all management and shareholder servicing fees due Borrower from the Hennessy Funds, including such payments made by U.S. Bancorp Fund Services, LLC, against any and all of Borrower’s Obligations irrespective of whether or not Lender shall have made any demand under this Agreement or under any other Transaction Document and although such obligations may be contingent or unmatured (but in each case excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party). Lender agrees to promptly notify Borrower after any such set-off and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section 7.02 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which Lender may have. Nothing contained in this Agreement or any other Transaction Document shall impair the right of Lender to exercise any right of set-off or counterclaim it may have against Borrower and to apply the amount subject to such exercise to the payment of indebtedness of Borrower unrelated to this Agreement or the other Transaction Documents.

7.03 Cost and Expenses. Borrower agrees, whether or not any Loan is made under this Agreement, to pay Lender upon demand for (a) all reasonable out-of-pocket costs and expenses and all Attorneys’ Fees incurred by Lender in connection with the preparation, documentation, negotiation and/or execution of this Agreement and the other Transaction Documents, (b) all recording, filing and search fees and expenses incurred by Lender in connection with this Agreement and the other Transaction Documents, (c) all reasonable out-of-pocket costs and expenses and all Attorneys’ Fees incurred by Lender in connection with the (i) the preparation, documentation, negotiation and execution of any amendment, modification, extension, renewal or restatement of this Agreement and/or any other Transaction Document, (ii) the preparation of any waiver or consent under this Agreement and/or under any other Transaction Document or (iii) any Default or Event of Default, and (d) if an Event of Default occurs and the Loan has been accelerated, all reasonable out-of-pocket costs and expenses and all Attorneys’ Fees incurred by Lender in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. Notwithstanding the foregoing, Borrowers shall not be required to reimburse costs, expenses, fees or Attorneys’ Fees of Lender arising from Lender’s gross negligence or willful misconduct. Borrower further agrees to pay or reimburse Lender for any stamp or other taxes which may be payable with respect to the execution, delivery, recording and/or filing of this Agreement and/or any other Transaction Document. All of the obligations of Borrower under this Section 7.03 shall survive the satisfaction and payment of Borrower’s Obligations and the termination of this Agreement.

7.04 Environmental Indemnity. Borrower hereby agrees to defend and indemnify Lender and hold Lender harmless from and against any and all losses, liabilities, damages, injuries, claims, costs and expenses of any and every kind whatsoever (including, without limitation, court costs and Attorneys’ Fees) (unless arising from Lender’s gross negligence or willful misconduct) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, Lender for, with respect to or as a direct or indirect result of the violation by Borrower or any Subsidiary of any Environmental Laws; or with respect to, or as a direct or indirect result of the presence on or under, or the Release from, properties owned, leased or operated by Borrower and/or any Subsidiary in the conduct of their respective businesses into or upon any land, the atmosphere or any watercourse, body of water or wetland, of any Hazardous Substances or any other hazardous or toxic waste, substance or constituent or other substance (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under the Environmental Laws); and the provisions of and undertakings and indemnification set out in this Section 7.04 shall survive the satisfaction and payment of Borrower’s Obligations and the termination of this Agreement.

7.05 General Indemnity. In addition to the payment of expenses pursuant to Section 7.03, whether or not the transactions contemplated hereby shall be consummated, Borrower hereby agrees to defend, indemnify, pay and hold Lender and any holder(s) of the Note, and the officers, directors, employees, agents and affiliates of Lender and such holder(s) (collectively, the “Indemnitees”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitees shall be designated a party thereto), that may be imposed on, incurred by or asserted against the Indemnitees, in any manner relating to or arising out of this Agreement, any other Transaction Document and/or any other agreement, document or instrument heretofore, now or hereafter executed and delivered by Borrower and/or any other Obligor in connection herewith or therewith, Lender’s agreement to make Loans under this Agreement or the use or intended use of the proceeds of any Loan under this Agreement (collectively, the “Indemnified Liabilities”); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final nonappealable order. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any Law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 7.05 shall survive satisfaction and payment of Borrower’s Obligations and the termination of this Agreement.

7.06 Authority to Act. Lender shall be entitled to act on any notices and instructions (telephonic or written) reasonably believed by Lender in good faith to have been sent or delivered by any person authorized to act on behalf of Borrower pursuant hereto, regardless of whether such notice or instruction was in fact delivered by a person authorized to act on behalf of Borrower, and Borrower hereby agrees to defend and indemnify Lender and hold Lender harmless from and against any and all losses, costs and expenses, if any, ensuing from any such action.

7.07 Notices. Except as otherwise specifically set forth in this Agreement, each notice, request, demand, consent, confirmation or other communication under this Agreement shall be in writing and delivered in person or sent by telecopy, recognized overnight courier or registered or certified mail, return receipt requested and postage prepaid, to the applicable party at its address or telecopy number set forth on the signature page(s) of this Agreement, or at such other address or telecopy number as any party hereto may designate as its address for communications under this Agreement by notice so given. Such notices shall be deemed effective on the day on which delivered or sent if delivered in person or sent by telecopy (with answerback confirmation received), on the first (1st) Business Day after the day on which sent, if sent by recognized overnight courier or on the third (3rd) Business Day after the day on which mailed, if sent by registered or certified mail, except that notices to Lender under Section 2 shall not be effective unless and until actually received by Lender.

7.08 Consent to Jurisdiction; Waiver of Jury Trial. BORROWER HEREBY IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY MISSOURI STATE COURT SITTING IN THE COUNTY OF ST. LOUIS, MISSOURI OR ANY UNITED STATES OF AMERICA COURT SITTING IN THE EASTERN DISTRICT OF MISSOURI, EASTERN DIVISION, AS LENDER MAY ELECT, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, (B) AGREES THAT ALL CLAIMS IN RESPECT TO SUCH SUIT, ACTION OR PROCEEDING MAY BE HELD AND DETERMINED IN ANY OF SUCH COURTS, (C) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH BORROWER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, (D) WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND (E) WAIVES ALL RIGHTS OF ANY OTHER JURISDICTION WHICH BORROWER MAY NOW OR HEREAFTER HAVE BY REASON OF ITS PRESENT OR SUBSEQUENT DOMICILES. BORROWER AUTHORIZES THE SERVICE OF PROCESS UPON BORROWER BY REGISTERED MAIL SENT TO BORROWER AT ITS ADDRESS REFERENCED IN SECTION 7.07. BORROWER AND LENDER HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH BORROWER AND LENDER ARE PARTIES RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS.

7.09 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive Laws of the State of Missouri (without reference to conflict of law principles).

7.10 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower and Lender. Any Event of Default under this Agreement may be waived by Lender or Borrower, as the case may be, if, but only if, such waiver is in writing and is signed by Lender or Borrower, as the case may be.

7.11 References; Headings for Convenience. Unless otherwise specified herein, all references herein to Section numbers refer to Section numbers of this Agreement, all references herein to Exhibits A, and B refer to annexed Exhibits A and B which are hereby incorporated herein by reference and all references herein to Schedule(s) refer to the designated annexed Schedule(s) which are hereby incorporated herein by reference. The Section headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Agreement.

7.12 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and permitted assigns, except that: (a) unless pursuant to a transaction permitted by this Agreement, Borrower may not assign or otherwise transfer any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Lender; and (b) Lender may not assign or otherwise transfer any of its rights or delegate any of its obligations under this Agreement unless a Default or Event of Default has occurred and is continuing.

7.13 Notice Required by §432.047 R.S. Mo.; Entire Agreement. This notice is provided pursuant to Section 432.047 R.S.Mo. As used herein, “creditor” means Lender and “this writing” means this Agreement and the other Transaction Documents. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto and supersedes all prior agreements (including the Original Loan Agreement) and understandings (oral or written) relating to the subject matter hereof.

7.14 Severability. In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

7.15 Counterparts. This Agreement and the other Transaction Document may be executed in any number of counterparts (including telecopy or pdf counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.16 Resurrection of Borrower’s Obligations. To the extent that Lender receives any payment on account of any of Borrower’s Obligations, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or Federal Law, common law or equitable cause, then, to the extent of such payment(s) received, Borrower’s Obligations or part thereof intended to be satisfied and any and all Liens upon or pertaining to any Property of Borrower and theretofore created and/or existing in favor of Lender as security for the payment of such Borrower’s Obligations shall be revived and continue in full force and effect, as if such payment(s) had not been received by Lender and applied on account of Borrower’s Obligations.

7.17 [RESERVED].

7.18 Subsidiary Reference. Any reference in this Agreement to a Subsidiary of Borrower, and any financial definition, ratio, restriction or other provision of this Agreement which is stated to be applicable to Borrower and its Subsidiaries or which is to be determined on a “consolidated” basis, shall apply only to the extent Borrower has any Subsidiaries and, where applicable, to the extent any such Subsidiaries are consolidated with Borrower for financial reporting purposes in accordance with GAAP.

7.19 Compliance with Usury Laws. It is the intent of Borrower and Lender in the execution and performance of this Agreement, the Note and the other Transaction Documents to contract in strict compliance with any and all applicable usury Laws, including conflicts of law concepts, governing the Loans and the other Borrower’s Obligations. In furtherance thereof, Lender and Borrower stipulate and agree that none of the terms and provisions contained in this Agreement, the Note or any of the other Transaction Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the highest rate permitted by applicable Law (the “Highest Lawful Rate”) and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such Laws that are contracted for, charged or received under this Agreement, the Note or any of the other Transaction Documents; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Loans and/or any of the other Borrower’s Obligations include amounts which by applicable Law are deemed interest which would exceed the Highest Lawful Rate, then such excess shall be deemed to be a mistake and Lender shall credit the same on the principal balance of the Loans and/or other Borrower’s Obligations hereunder (or if all of Borrower’s Obligations shall have been paid in full, refund said excess to Borrower). In the event of demand for payment of the Note and/or any of the other Borrower’s Obligations by Lender, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Highest Lawful Rate and any excess interest, if any, provided for in this Agreement, the Note or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited against the principal balance of the Loans and/or other Borrower’s Obligations hereunder (or, if all of Borrower’s Obligations shall have been repaid in full, refunded to Borrower). The provisions of the section shall control over all other provisions of this Agreement, the Note and/or the other Transaction Documents which may be in apparent conflict herewith.

7.20 Confidentiality. Lender agrees to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, all information provided to it by or on behalf of Borrower or any Subsidiary pursuant to this Agreement or any other Transaction Document; provided, however, that nothing contained in this Section 7.19 shall prohibit or limit the disclosure by Lender of any such information (a) to the extent required by any statute, rule, regulation, subpoena or judicial process, provided that (i) prior to any disclosure under this clause (a), Lender agrees to provide Borrower with prior notice thereof to the extent that it is practicable to do so and to the extent that Lender is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, rule, regulation, subpoena or judicial process and (ii) any disclosure under this clause (a) shall be limited to the portion of such confidential information as may be required by such statute, rule, regulation, subpoena or judicial process, (b) to any Governmental Authority having jurisdiction over Lender, provided, that, (i) prior to any disclosure under this clause (b), Lender agrees to provide Borrower with prior written notice thereof to the extent that it is practicable to do so and to the extent that Lender is permitted to provide such prior written notice to Borrower and (ii) any disclosure under this clause (b) shall be limited to the portion of the confidential information as may be required by such Governmental Authority, (c) to any professional advisors, including counsel and accountants, for Lender on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (d) to any bank examiners or auditors, provided, that, (i) prior to any disclosure under this clause (d), Lender agrees to provide Borrower with prior written notice thereof to the extent that it is practicable to do so and to the extent that Lender is permitted to provide such prior written notice to Borrower and (ii) any disclosure under this clause (d) shall be limited to the portion of the confidential information as may be required by such bank examiners or auditors, (e) in connection with any litigation brought against Lender arising out of the transactions contemplated by this Agreement and the other Transaction Document, (f) in connection with the enforcement of the rights and remedies of Lender under this Agreement and/or under other Transaction Document or (g) to any assignee or participant (or prospective assignee or participant), provided that prior to receipt of such confidential information any such assignee or participant (or prospective assignee or participant) shall have agreed in writing for Borrower’s benefit to receive such confidential information hereunder subject to the terms of this Section 7.20; and provided further, that in no event shall Lender be obligated or required to return any materials furnished to Lender under this Agreement or any other Loan Document. Notwithstanding the foregoing, Lender shall have no liability to Borrower or any Subsidiary or any stockholder, member, partner, joint venturer, director, officer, employee or agent of Borrower or any Subsidiary by reason of, or in any way claimed to be related to, any disclosure by Lender of any information with respect to Borrower or any Subsidiary except to the extent the same results from the gross negligence or willful misconduct of Lender as determined by a court of competent jurisdiction in a final, nonappealable order. The provisions of this Section 7.20 shall survive the expiration or termination of this Agreement.

7.21 USA PATRIOT Act. Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the USA PATRIOT Act. Borrower hereby agrees to provide to Lender any such information from time to time requested by Lender.

7.22 Waiver of Consequential Damages, etc. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER SHALL NOT ASSERT, AND BORROWER HEREBY WAIVES, ANY CLAIM AGAINST LENDER, ON ANY THEORY OF LIABILITY, FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND/OR THE LOAN AND/OR THE USE OF THE PROCEEDS OF THE LOAN.

7.23 Termination of this Agreement. This Agreement shall remain in full force and effect and may not be terminated by Borrower unless and until (a) all of Borrower’s Obligations have been fully, finally and indefeasibly paid in cash (other than contingent or similar obligations not yet due and payable, and any of Borrower’s Obligations arising under Swap Contracts or Treasury Management Agreements and any of Borrower’s Obligations for which Credit Support has been provided), (b) Lender has no further commitment or obligation to advance funds, make loans, issue letters of credit and/or extend credit to or for the account or benefit of Borrower under this Agreement, the Note or any other Transaction Document or otherwise (other than pursuant to Swap Contracts or Treasury Management Agreements), (c) no letters of credit issued by Lender for the account of and/or upon the application of Borrower remain outstanding (unless Credit Support has been provided for such letters of credit), and (d) no Guarantees executed by Borrower in favor of Lender remain in effect.

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement as of the day and year first above written.

[SIGNATURES ON FOLLOWING PAGE]

SIGNATURE PAGE-

SECOND AMENDED AND RESTATED LOAN AGREEMENT

Borrower:

HENNESSY ADVISORS, INC.

By: /s/ Neil J. Hennessy

Neil J. Hennessy, President & Chief Executive Officer

Address:

7250 Redwood Boulevard, Suite 200

Novato, California 94945

Attention: Neil J. Hennessy, President & Chief Executive Officer

Telecopy No. (415) 899-1559

Lender:

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Clifford Chaitman

Clifford Chaitman, Assistant Vice President

Address:

U.S. Bank National Association

One US Bank Plaza, 12th Floor

7th Street & Washington Avenue

St. Louis, Missouri 63101

Attention: Leveraged Finance Division

Telecopy number (314) 418-1963

S-1

SCHEDULE 4.05

Litigation

None

SCHEDULE 4.06

Welfare Plan Liabilities

None

SCHEDULE 4.12

Existing Liens

Secured Party	Jurisdiction	File Number	Date Filed	Collateral Description

U.S. Bank National Association One US Bank Plaza St. Louis, Missouri 63101	California	0407960384	3/11/04	All assets and personal property now owned and hereafter acquired and all proceeds (continuation #0871723247 filed on 9/18/08).

SCHEDULE 4.16

Patents, Trademarks, Copyrights and Licenses

License Agreement dated as of April 10, 2000, between Edward J. Hennessy Incorporated and Netfolio, Inc.

SCHEDULE 4.17

Environmental and Health and Safety Matters

None

SCHEDULE 4.18

Existing Investments

Securities located in the UBS Account.

SCHEDULE 4.22

Hennessy Advisory Agreements

1.	Sub-Advisory Agreement, dated as of October 25, 2012, between Hennessy Advisors, Inc. and Broad Run Investment Management, LLC.

2.	Letter Agreement, dated as of October 25, 2012, between Hennessy Advisors, Inc. and Broad Run Investment Management, LLC.

3.	Investment Advisory Agreement, dated as of March 23, 2009, between Hennessy Funds Trust and Hennessy Advisors, Inc. for Hennessy Cornerstone Large Growth Fund.

4.	Investment Advisory Agreement, dated as of March 23, 2009, between Hennessy Funds Trust and Hennessy Advisors, Inc. for Hennessy Select Large Value Fund.

5.	Sub-Advisory Agreement, dated as of March 23, 2009, between Hennessy Advisors, Inc. and Voyageur Asset Management, Inc. for Hennessy Select Large Value Fund.

6.	Sub-Advisory Agreement for Hennessy Select Balanced Fund, dated as of October 25, 2012, between Hennessy Funds Trust and London Company.

7.	Sub-Advisory Agreement for Hennessy Select Balanced Fund, dated as of October 25, 2012, between Hennessy Funds Trust and Financial Counselors, Inc.

8.	Sub-Advisory Agreement for Hennessy Select Core Bond Fund, dated as of October 25, 2012, between Hennessy Funds Trust and Financial Counselors, Inc.

9.	Investment Advisory Agreement, dated as of October 25, 2012, between Hennessy Funds Trust and Hennessy Advisors, Inc. for Hennessy Select Focus Fund, Hennessy Select Large Cap Financial Fund, Hennessy Select Small Cap Financial Fund, Hennessy Select Technology Fund, Hennessy Select Gas Utility Index Fund, Hennessy Select Balanced Fund and Hennessy Select Core Bond Fund.

10.	Servicing Agreement, dated as of July 1, 2005, between Hennessy Funds Trust and Hennessy Advisors, Inc.

11.	Expense Limitation Agreement, dated as of October 25, 2012, between Hennessy Funds Trust and Hennessy Advisors, Inc.

12.	Investment Advisory Agreement, dated as of September 18, 2009, between the Hennessy SPARX Funds Trust and Hennessy Advisors, Inc.

13.	Sub-Investment Advisory Agreement, dated as of September 18, 2009, between Hennessy Advisors, Inc. and SPARX Asset Management Co., Ltd.

14.	Investment Advisory Agreement, dated as of July 31, 1998, between The Hennessy Funds, Inc. and Hennessy Advisors, Inc. relating to the Hennessy Balanced Fund.

15.	Investment Advisory Agreement, dated as of June 30, 1998, between The Hennessy Funds, Inc. and Hennessy Advisors, Inc. relating to the Hennessy Total Return Fund.

16.	Management Agreement, dated as of June, 30, 2000, between Hennessy Mutual Funds, Inc. and Hennessy Advisors, Inc.

17.	Amendment to Management Agreement, dated as if May 13, 2003, between Hennessy Mutual Funds, Inc. and Hennessy Advisors, Inc. with respect to the Focus 30 Fund.

18.	Amendment to Management Agreement, dated as of June, 30, 2000, between Hennessy Mutual Funds, Inc. and Hennessy Advisors, Inc. with respect to the Cornerstone Growth Fund, Series II.

19.	Servicing Agreement, dated as of October 1, 2002, between Hennessy Mutual Funds, Inc. and Hennessy Advisors, Inc.

20.	Amendment to Servicing Agreement, dated as of October 1, 2002, between Hennessy Mutual Funds, Inc. and Hennessy Advisors, Inc. with respect to the Cornerstone Growth Fund, Series II.

21.	Management Agreement dated June 30, 2000, executed by Hennessy Advisors, Inc. and Hennessy Mutual Funds, Inc., as amended May 13, 2003 (Hennessy Cornerstone Growth Fund, Hennessy Focus 30 Fund and Hennessy Cornerstone Value Fund).

22.	Restated Investment Advisory Agreement dated February 28, 2002, executed by Hennessy Advisors, Inc. and The Hennessy Funds, Inc. (Hennessy Balanced Fund).

23.	Restated Investment Advisory Agreement dated February 28, 2002, executed by Hennessy Advisors, Inc. and The Hennessy Funds, Inc. (Hennessy Total Return Fund).

24.	Servicing Agreement dated October 1, 2002, executed by Hennessy Advisors, Inc. and Hennessy Mutual Funds, Inc.

25.	Investment Advisory Agreement dated July 1, 2005, executed by Hennessy Advisors, Inc. and The Hennessy Funds Trust (Hennessy Cornerstone Growth Fund, Series II).

S-2

SCHEDULE 5.02(a)

Other Debt, Guarantees and Capitalized Leases

None

SCHEDULE 5.02(n)

Restrictive Agreements

None

EXHIBIT A

SECOND AMENDED AND RESTATED TERM LOAN PROMISSORY NOTE

$18,400,000.00	St. Louis, Missouri
October 26, 2012

FOR VALUE RECEIVED, the undersigned, HENNESSY ADVISORS, INC., a California corporation (“Borrower”), hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”), the principal sum of Eighteen Million Four Hundred Thousand and 00/100 Dollars ($18,400,000.00) in sixty (60) consecutive monthly installments as follows: (a) fifty-nine (59) equal consecutive monthly installments, each in the amount of One Hundred Fifty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($153,333.33), due and payable on the first day of each month, commencing on December 1, 2012; and (b) the sixtieth (60th) and final installment in the amount of the then outstanding and unpaid principal balance of this Second Amended and Restated Term Loan Promissory Note (this “Note”) due and payable on October 26, 2017.

Borrower further promises to pay to the order of Lender interest on the unpaid principal balance from time to time outstanding under this Note at the rate or rates and on the dates set forth in the Loan Agreement (defined below).

All payments received by Lender under this Note shall be allocated among the principal, interest, fees, collection costs and expenses and other amounts due under this Note in accordance with the Loan Agreement (defined below). So long as no Event of Default exists, all payments shall be applied first to interest, then to reduce the amount of unpaid principal. The amount of interest accruing under this Note shall be computed on an actual day, 365 or 366-day year basis.

All payments of principal, interest, fees and other amounts under this Note shall be made in lawful currency of the United States in Federal or other immediately available funds at the office of Lender situated at One US Bank Plaza, 7th Street & Washington Avenue, St. Louis, Missouri 63101, or at such other place as Lender may from time to time designate in writing pursuant to the Loan Agreement.

Borrower shall have the right to make prepayments on this Note upon the terms and subject to the conditions contained in the Loan Agreement.

This Note is the “Note” referred to in, and is subject to the terms of, the Second Amended and Restated Loan Agreement dated as of date hereof by and between Borrower and Lender, as the same may from time to time be amended, modified, extended, renewed or restated (the “Loan Agreement”; all capitalized terms not otherwise defined herein shall have the same meanings as ascribed to them in the Loan Agreement). The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the occurrence of certain stated events and also for prepayments on account of the principal of this Note and interest on this Note prior to the maturity of this Note upon the terms and conditions specified therein.

This Note is secured by, among other things, the Security Agreement and the Patent, Trademark and License Security Agreement, to which Security Agreement and Patent, Trademark and License Security Agreement reference is hereby made for a description of the security and a statement of the terms and conditions upon which this Note is secured.

If any Event of Default shall occur under or within the meaning of the Loan Agreement, then the entire outstanding principal balance of this Note and all accrued and unpaid interest thereon may be declared to be immediately due and payable in the manner and with the effect as provided in the Loan Agreement.

In the event that any payment of any principal, interest, fees or other amount due under this Note is not paid when due, whether by reason of demand, maturity, acceleration or otherwise, and this Note is placed in the hands of an attorney or attorneys for collection or for foreclosure of the Security Agreement and/or the Patent, Trademark and License Security Agreement, or if this Note is placed in the hands of an attorney or attorneys for representation of Lender in connection with bankruptcy or insolvency proceedings relating to or affecting this Note, Borrower hereby promises to pay to the order of Lender, in addition to all other amounts otherwise due on, under or in respect of this Note, such other costs and expenses as set forth in the Loan Agreement. All parties hereto severally waive presentment for payment, demand for payment, notice of dishonor, protest and notice of protest.

This Note shall be governed by and construed in accordance with the substantive Laws of the State of Missouri (without reference to conflict of law principles).

This Note is a renewal, restatement and continuation of the obligations due Lender as evidenced by an Amended and Restated Term Loan Promissory Note dated as of July 1, 2005 made by Borrower payable to the order of Lender in the original principal amount of $13,222,721.85 (the “Prior Note”), and is not a novation thereof. All interest evidenced by the Prior Note being amended and restated by this instrument shall continue to be due and payable until paid.

Borrower:

HENNESSY ADVISORS, INC.

By:____________________________

      Neil J. Hennessy, President & Chief Executive Officer

EXHIBIT B

[Date]

U.S. Bank National Association

One US Bank Plaza, 12th Floor

7th Street & Washington Avenue

St. Louis, Missouri 63101

Attention: Leveraged Finance Division

Ladies and Gentlemen:

Reference is hereby made to the Second Amended and Restated Loan Agreement dated as of October 26, 2012, by and between Hennessy Advisors, Inc. (“Borrower”) and U.S. Bank National Association (“Lender”), as the same may from time to time amended, modified, extended, renewed or restated (the “Loan Agreement”). All capitalized terms used and not otherwise defined herein (including all capitalized terms used in Schedule 1 attached hereto) shall have the respective meanings ascribed to them in the Loan Agreement.

Borrower hereby certifies to Lender that as of the date hereof:

(a) except as set forth below, all of the representations and warranties made by Borrower and/or any other Obligor in the Loan Agreement and/or in any other Transaction Document are true and correct in all material respects on and as of the date of this Certificate as if made on and as of the date of this Certificate except to the extent such representations and warranties expressly refer to an earlier date, in which case such representations and warranties are true and correct as of such earlier date:

Exceptions:_______________________________________________________________________________________________________

________________________________________________________________________________________________________________

________________________________________________________________________________________________________________;

(b) except as set forth below, no Default or Event of Default has occurred and is continuing:

Exceptions:_______________________________________________________________________________________________________

________________________________________________________________________________________________________________

________________________________________________________________________________________________________________;

(c) the financial statements of Borrower and its Subsidiaries delivered to you with this letter are true, correct and complete in all material respects and have been prepared in accordance with GAAP (subject, in the case of any interim financial statements, to normal year-end adjustments and absence of footnote disclosures); and

(d) Schedule 1 to this letter is a determination of Borrower’s compliance with the financial covenants set forth in Sections 5.01(o) and 5.02(i) of the Loan Agreement as of _________, 201__, in each case calculated in accordance with the Loan Agreement.

Very truly yours,

HENNESSY ADVISORS, INC.

By:____________________________

Title:___________________________

SCHEDULE 1

Financial Covenant Information

as of                         ,

A.	Minimum Consolidated Fixed Charge Coverage Ratio (Section 5.01(o)(i))
(for the two (2) consecutive fiscal quarter period ending _________, 201__)

1.	Consolidated EBITDA	$___________
2.	Capital Expenditures	($___________)
3.	Income Taxes	($___________)
4.	Distributions	($___________)
5.	Subtotal
	[A.1 – A.2 – A.3 – A.4]		$___________

6.	Scheduled Principal Payments	$___________
7.	Consolidated Interest Expense	$___________
8.	Consolidated Fixed Charges
	[A.6 + A.7]			$___________

9.	Consolidated Fixed Charge Coverage Ratio
	[A.5 ÷ A.8]				_____ to 1.00

[Minimum Consolidated Fixed Charge Coverage Ratio required by Section 5.01(o)(i)- 1.25 to 1.00]

B.	Maximum Consolidated Debt to Consolidated EBITDA Ratio (Section 5.01(o)(ii))
(as of the fiscal quarter period ending _________, 201__)

1.	Consolidated Debt	$_________

2.	Consolidated EBITDA
	[for last two (2) fiscal quarters]	$_________

3.	B.2. multiplied by two (2)	$_________

4.	Maximum Consolidated Debt to Consolidated EBITDA Ratio
	[B.1 ÷ B.3]				_____ to 1.00

[Maximum Consolidated Debt to Consolidated EBITDA Ratio required by Section 5.01(o)(ii)- 2.75 to 1.00 as of 3/31/13 and 2.50 to 1.00 thereafter]

C.	Distributions (Section 5.02(i))
(for the fiscal year ending _________, 20__)

Distributions			$___________

[Maximum Distributions under Section 5.02(h)- 50% of Borrower’s Consolidated Net Income for the previous fiscal year]

Repurchase of the Shares of Borrower’s Capital Stock			___________

[Maximum repurchase of the shares of Borrower’s Capital Stock under Section 5.02(h)-1,000,000 shares]